                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM 8-K

               CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934
                                JANUARY 12, 1998
                     --------------------------------------

                DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)
                          U.S. OFFICE PRODUCTS COMPANY
                     --------------------------------------

              (EXACT NAME OF REGISTRANT SPECIFIED IN ITS CHARTER)

                                    DELAWARE
                     --------------------------------------

                 (STATE OR OTHER JURISDICTION OF INCORPORATION)

                                    0-25372
                     --------------------------------------

                             (COMMISSION FILE NO.)

                                   52-1906050
                     --------------------------------------

                    (I.R.S. EMPLOYER IDENTIFICATION NUMBER)

   1025 THOMAS JEFFERSON STREET, N.W., SUITE 600 EAST, WASHINGTON, D.C. 20007
                     --------------------------------------

              (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)

                                 (202) 339-6700

                     --------------------------------------

              (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

ITEM 5--OTHER EVENTS

INTRODUCTION

    U.S. Office Products Company ("USOP" or the "Company") has prepared this Current Report on Form 8-K to provide certain financial information (included restated historical financial statements) in connection with the strategic restructuring plan (the "Strategic Restructuring Plan") that USOP's Board of Directors (the "USOP Board") adopted on January 12, 1998.

    The principal elements of the Strategic Restructuring Plan are as follows:
(1) a self-tender offer by USOP (the "Tender Offer") to purchase 37,037,037 shares of USOP common stock at $27.00 per share and the incurrence of significant additional debt to pay a substantial portion of the purchase price of the shares in the Tender Offer; (2) after acceptance of shares in the Tender Offer, the pro rata distribution to USOP stockholders of shares of four companies (the "Spin-Off Companies") that will conduct USOP's current print management, technology solutions, educational supplies and corporate travel services businesses (the "Distributions"); and (3) following acceptance of shares in the Tender Offer and the record date for the Distributions, the sale to an affiliate of Clayton, Dubilier & Rice, Inc. ("Investor") of equity interests in USOP (the "Equity Investment"). In these transactions, Investor will not acquire any equity interest in the Spin-Off Companies. The Company expects the Strategic Restructuring Plan to be completed in the second calendar quarter of 1998. The transactions are subject to a number of conditions, including financing, approval of USOP's shareholders and receipt of regulatory approvals.

    The financial information contained in this Current Report includes:

- audited consolidated financial statements of the "Company", including the related notes thereto, which have been restated to reflect (1) the results of the companies to be spun off to shareholders in the strategic restructuring plan as discontinued operations, and (2) the change in accounting treatment of the 22 business combinations completed during the nine months ended January 24, 1998, from the pooling-of-interests method of accounting to the purchase method;

- pro forma combined financial statements of the Company, including the related notes thereto, which (1) give retroactive effect to the transactions contemplated by the strategic restructuring plan (and certain other transactions identified in the pro forma financial statements and the related notes), and (2) have been prepared based on the assumptions and conditions described in the pro forma financial statements and the related notes; and

- Management's discussion and analysis of the Company's financial position and results of operations and selected historical and pro forma financial data.

                          U.S. OFFICE PRODUCTS COMPANY

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                              PAGE
                                                                                                            ---------
Introduction to Selected Financial Data...................................................................        F-2
Selected Financial Data...................................................................................        F-3
Management Discussion and Analysis of Financial Position and Results of Operations........................        F-5
Introduction to Pro Forma Financial Information...........................................................       F-20
Pro Forma Combined Balance Sheet as of January 24, 1998 (unaudited).......................................       F-22
Pro Forma Combined Statement of Income for the nine months ended January 24, 1998 (unaudited).............       F-23
Pro Forma Combined Statement of Income for the nine months ended January 25, 1997 (unaudited).............       F-24
Pro Forma Combined Statement of Income for the fiscal year ended April 26, 1997
 (unaudited)..............................................................................................       F-25
Notes to Pro Forma Combined Financial Statements..........................................................       F-26
Report of Price Waterhouse LLP, Independent Accountants...................................................       F-28
Report of Ernst & Young LLP, Independent Accountants......................................................       F-29
Report of BDO Seidman, LLP, Independent Accountants.......................................................       F-30
Report of KPMG Peat Marwick LLP, Independent Accountants..................................................       F-31
Report of KPMG Peat Marwick LLP, Independent Accountants..................................................       F-32
Report of Rubin Koehmstedt and Nadler, Independent Accountants............................................       F-33
Report of Deloitte & Touche LLP, Independent Accountants..................................................       F-34
Report of Hertz, Herson & Company, LLP, Independent Accountants...........................................       F-35
Report of Hertz, Herson & Company, LLP, Independent Accountants...........................................       F-36
Consolidated Balance Sheet as of April 30, 1996, April 26, 1997 and January 24, 1998 (unaudited)..........       F-37
Consolidated Statement of Income for the fiscal years ended April 30, 1995 and 1996, April 26, 1997 and
 the nine months ended January 25, 1997 (unaudited) and January 24, 1998 (unaudited)......................       F-38
Consolidated Statement of Stockholders' Equity for the fiscal years ended April 30, 1995 and 1996, April
 26, 1997 and the nine months ended January 24, 1998 (unaudited)..........................................       F-39
Consolidated Statement of Cash Flows for the fiscal years ended April 30, 1995 and 1996, April 26, 1997
 and the nine months ended January 25, 1997 and January 24, 1998..........................................       F-41
Notes to Consolidated Financial Statements................................................................       F-43

                    INTRODUCTION TO SELECTED FINANCIAL DATA

    The historical Statement of Income Data for the year ended April 30, 1995 and 1996 and the fiscal year ended April 26, 1997 and the Balance Sheet Data at April 30, 1996 and April 26, 1997 have been derived from the Company's consolidated financial statements that have been audited and are included elsewhere in this Current Report. The historical Statement of Income Data for the years ended April 30, 1993 and 1994 and the Balance Sheet Data at April 30, 1993, 1994, and 1995 have been derived from unaudited consolidated financial statements which are not included elsewhere in this Current Report or incorporated herein by reference. The Selected Financial Data for the nine months ended January 25, 1997 and January 24, 1998 (except pro forma amounts) have been derived from unaudited consolidated financial statements that appear elsewhere in this Current Report. These unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, contain all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the financial position and results of operations for the periods presented.

    The pro forma financial data gives effect, as applicable, to the Distributions and the acquisitions completed by the Company after May 1, 1996 as if all such transactions had been consummated on May 1, 1996. In addition, the pro forma information is based on available information and certain assumptions and adjustments.

    The Selected Financial Data provided herein should be read in conjunction with the historical financial statements, including the notes thereto, the pro forma financial information, including the notes thereto, and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" that appear elsewhere in this Current Report.

                          SELECTED FINANCIAL DATA (1)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                              NINE MONTHS
                                                               FISCAL YEAR ENDED                                 ENDED
                                    ------------------------------------------------------------------------  -----------
                                                                                                  PRO FORMA
                                     APRIL 30,    APRIL 30,    APRIL 30,   APRIL 30,  APRIL 26,   APRIL 26,   JANUARY 25,
                                       1993         1994         1995        1996       1997      1997 (2)       1997
                                    -----------  -----------  -----------  ---------  ---------  -----------  -----------
STATEMENT OF INCOME DATA:
Revenues..........................   $ 486,763    $ 523,755    $ 658,494   $1,061,528 $2,115,954  $2,794,009   $1,498,320
Cost of revenues..................     350,647      377,494      485,955     789,436  1,518,287   1,988,315    1,077,408
                                    -----------  -----------  -----------  ---------  ---------  -----------  -----------
    Gross profit..................     136,116      146,261      172,539     272,092    597,667     805,694      420,912

Selling, general and
  administrative expenses.........     124,065      132,320      152,176     231,569    488,215     646,867      344,474
Amortization expense..............         601          733          801       2,711     12,416      25,138        8,072
Non-recurring acquisition costs...                                             8,057      8,001                    7,316
Restructuring costs...............                                               682      4,201       4,201
                                    -----------  -----------  -----------  ---------  ---------  -----------  -----------
    Operating income..............      11,450       13,208       19,562      29,073     84,834     129,488       61,050

Interest expense..................       2,914        2,519        3,401       8,132     36,047     102,515       27,540
Interest income...................        (327)        (411)        (675)     (3,506)    (6,857)                  (6,048)
Other income......................      (1,463)      (1,315)      (1,456)       (684)    (4,233)     (7,150)      (4,073)
                                    -----------  -----------  -----------  ---------  ---------  -----------  -----------
Income from continuing operations
  before provision for income
  taxes and extraordinary items...      10,326       12,415       18,292      25,131     59,877      34,123       43,631
Provision for income taxes........       1,594        1,727        2,800       6,032     27,939      22,180       18,238
                                    -----------  -----------  -----------  ---------  ---------  -----------  -----------
Income from continuing operations
  before extraordinary items......       8,732       10,688       15,492      19,099     31,938   $  11,943       25,393
                                                                                                 -----------
                                                                                                 -----------
Income from discontinued
  operations, net of income taxes
  (3).............................       2,824       10,953       15,675      15,778     26,800                   20,411
                                    -----------  -----------  -----------  ---------  ---------               -----------
Income before extraordinary
  items...........................      11,556       21,641       31,167      34,877     58,738                   45,804
Extraordinary items, net of income
  taxes (4).......................                                               701      1,450                      612
                                    -----------  -----------  -----------  ---------  ---------               -----------
Net income........................   $  11,556    $  21,641    $  31,167   $  34,176  $  57,288                $  45,192
                                    -----------  -----------  -----------  ---------  ---------               -----------
                                    -----------  -----------  -----------  ---------  ---------               -----------

Weighted average common shares
  outstanding
    Basic.........................      44,260       44,260       45,562      67,545     90,026     127,822(5)     85,978
    Diluted.......................      44,260       44,260       45,704      68,374     91,761     129,557(5)     87,824

Per share amounts:
  Basic:
    Income from continuing
      operations before
      extraordinary items.........   $    0.20    $    0.24    $    0.34   $    0.28  $    0.35   $    0.09    $    0.30
                                                                                                 -----------
                                                                                                 -----------
    Income from discontinued
      operations..................        0.06         0.25         0.34        0.24       0.31                     0.24
    Extraordinary items...........                                             (0.01)     (0.02)                   (0.01)
                                    -----------  -----------  -----------  ---------  ---------               -----------
    Net income....................   $    0.26    $    0.49    $    0.68   $    0.51  $    0.64                $    0.53
                                    -----------  -----------  -----------  ---------  ---------               -----------
                                    -----------  -----------  -----------  ---------  ---------               -----------
  Diluted:
    Income from continuing
      operations before
      extraordinary items.........   $    0.20    $    0.24    $    0.34   $    0.28  $    0.35   $    0.09    $    0.29
                                                                                                 -----------
                                                                                                 -----------
    Income from discontinued
      operations..................        0.06         0.25         0.34        0.23       0.29                     0.23
    Extraordinary items...........                                             (0.01)     (0.02)                   (0.01)
                                    -----------  -----------  -----------  ---------  ---------               -----------
    Net income....................   $    0.26    $    0.49    $    0.68   $    0.50  $    0.62                $    0.51
                                    -----------  -----------  -----------  ---------  ---------               -----------
                                    -----------  -----------  -----------  ---------  ---------               -----------


                                                  PRO FORMA    PRO FORMA
                                    JANUARY 24,  JANUARY 25,  JANUARY 24,
                                       1998       1997 (2)     1998 (2)
                                    -----------  -----------  -----------
STATEMENT OF INCOME DATA:
Revenues..........................   $1,930,113   $2,087,861   $2,070,655
Cost of revenues..................   1,390,855    1,487,711    1,481,421
                                    -----------  -----------  -----------
    Gross profit..................     539,258      600,150      589,234
Selling, general and
  administrative expenses.........     436,037      483,908      467,356
Amortization expense..............      13,830       18,415       18,433
Non-recurring acquisition costs...
Restructuring costs...............
                                    -----------  -----------  -----------
    Operating income..............      89,391       97,827      103,445
Interest expense..................      27,534       76,886       76,886
Interest income...................      (1,545)
Other income......................      (6,369)      (6,730)      (6,711)
                                    -----------  -----------  -----------
Income from continuing operations
  before provision for income
  taxes and extraordinary items...      69,771       27,671       33,270
Provision for income taxes........      32,535       17,986       21,626
                                    -----------  -----------  -----------
Income from continuing operations
  before extraordinary items......      37,236    $   9,685    $  11,644
                                                 -----------  -----------
                                                 -----------  -----------
Income from discontinued
  operations, net of income taxes
  (3).............................      25,464
                                    -----------
Income before extraordinary
  items...........................      62,700
Extraordinary items, net of income
  taxes (4).......................
                                    -----------
Net income........................   $  62,700
                                    -----------
                                    -----------
Weighted average common shares
  outstanding
    Basic.........................     114,758      127,822(5)    127,822(5)
    Diluted.......................     117,185      129,668(5)    130,248(5)
Per share amounts:
  Basic:
    Income from continuing
      operations before
      extraordinary items.........   $    0.32    $    0.08    $    0.09
                                                 -----------  -----------
                                                 -----------  -----------
    Income from discontinued
      operations..................        0.23
    Extraordinary items...........
                                    -----------
    Net income....................   $    0.55
                                    -----------
                                    -----------
  Diluted:
    Income from continuing
      operations before
      extraordinary items.........   $    0.32    $    0.07    $    0.09
                                                 -----------  -----------
                                                 -----------  -----------
    Income from discontinued
      operations..................        0.22
    Extraordinary items...........
                                    -----------
    Net income....................   $    0.54
                                    -----------
                                    -----------

                                                                                                                       JANUARY
                                                                               APRIL 30,                              24, 1998
                                                               ------------------------------------------  APRIL 26,  ---------
                                                                 1993       1994       1995       1996       1997      ACTUAL
                                                               ---------  ---------  ---------  ---------  ---------  ---------
BALANCE SHEET DATA:
Working capital..............................................  $  13,609  $  51,344  $  70,153  $ 274,124  $ 285,963  $ 134,038
Net assets of discontinued operations........................     19,199     26,879     33,514     33,674     59,231    346,083
Total assets.................................................    130,666    172,656    259,904    805,978  1,706,991  2,469,442
Long-term debt, less current portion.........................      2,414     15,112     18,841    176,230    380,209    381,844
Stockholders' equity.........................................     27,986     77,735    128,512    394,746    921,148  1,472,922


                                                               PRO FORMA (6)
                                                               -------------
BALANCE SHEET DATA:
Working capital..............................................   $    64,888
Net assets of discontinued operations........................
Total assets.................................................     2,020,064
Long-term debt, less current portion.........................     1,049,273
Stockholders' equity.........................................       351,839

------------------------------

(1) The historical financial information of the businesses that were acquired in business combinations accounted for under the pooling-of-interests method (the "Pooled Companies") have been combined on a historical cost basis in accordance with generally accepted accounting principles ("GAAP") to present this financial data as if the Pooled Companies had always been members of the same operating group. The financial information of the businesses acquired in the business combinations accounted for under the purchase method (the "Purchased Companies") have been included from the dates of their respective acquisitions. The pro forma financial data reflect purchase acquisitions completed by the Company through March 9, 1998.

(2) Gives effect to the Strategic Restructuring Plan and the purchase acquisitions completed by the Company since May 1, 1996 as if such transactions had been made on May 1, 1996. The pro forma statement of income data are not necessarily indicative of the operating results that would have been achieved had these events actually then occurred and should not be construed as representative of the Company's future operating results.

(3) The results of the companies included in the Distributions are reflected as discontinued operations for all periods presented in the Company's consolidated statement of income.

(4) Extraordinary items represent the losses associated with the early terminations of credit facilities, net of the related income tax benefits.

(5) For calculation of the pro forma weighted average shares outstanding for the fiscal year ended April 26, 1997 and for the nine months ended January 25, 1997 and January 24, 1998, see Note (l) of Notes to Pro Forma Combined Financial Statements included elsewhere in this Current Report on Form 8-K.

(6) Gives effect to the Strategic Restructuring Plan and the purchase acquisitions completed by the Company subsequent to January 24, 1998 as if such transactions had been made on January 24, 1998. The pro forma balance sheet data are not necessarily indicative of the financial position that would have been achieved had these events actually then occurred and should not be construed as representative of the Company's future financial position.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL POSITION
                           AND RESULTS OF OPERATIONS

    THIS CURRENT REPORT ON FORM 8-K CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. WHEN USED IN THIS CURRENT REPORT, THE WORDS "ANTICIPATE," "BELIEVE," "ESTIMATE," "INTEND," "MAY," "WILL," AND "EXPECT" AND SIMILAR EXPRESSIONS AS THEY RELATE TO THE COMPANY OR ITS MANAGEMENT ARE INTENDED TO IDENTIFY SUCH FORWARD-LOOKING STATEMENTS. THE COMPANY UNDERTAKES NO OBLIGATION TO REVISE THESE FORWARD-LOOKING STATEMENTS TO REFLECT ANY FUTURE EVENTS OR CIRCUMSTANCES. THE COMPANY'S ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS COULD DIFFER MATERIALLY FROM THE RESULTS EXPRESSED IN, OR IMPLIED BY, THESE FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE THOSE DISCUSSED BELOW UNDER THE HEADING "FACTORS AFFECTING THE COMPANY'S BUSINESS."

INTRODUCTION

    The following discussion should be read in conjunction with the consolidated historical financial statements and the pro forma combined financial statements of the Company, including the related notes to each thereto, appearing elsewhere in this Current Report. The discussion of the Company's pro forma results of operations is based on the assumptions and conditions described in the Pro Forma Combined Financial Statements and the Notes thereto. The Company's audited consolidated financial statements have been restated to reflect (i) the results of the businesses to be spun off to shareholders in the Company's recently announced Strategic Restructuring Plan as discontinued operations; and (ii) the change in accounting treatment of the 22 business combinations completed during the nine months ended January 24, 1998, from the pooling-of-interests method to the purchase method.

    In January 1998, the Company's Board of Directors approved the Strategic Restructuring Plan. The principal elements of the Strategic Restructuring Plan are (1) the Tender Offer and the incurrence of debt to pay a portion of the purchase price in the Tender Offer; (2) after acceptance of shares in the Tender Offer, the Distributions; and (3) the Equity Investment following acceptance of shares in the Tender Offer and the record date for the Distributions.

    As a result of the Strategic Restructuring Plan, the Company's consolidated financial statements reflect the results of those companies to be owned by the Spin-Off Companies (and thus included in the Distributions) as discontinued operations. Assuming completion of the transactions contemplated by the Strategic Restructuring Plan, the Company's continuing operations will consist of its North American Office Products Group (which includes office supply, office furniture, and coffee, beverage, and vending service businesses), its Mail Boxes Etc. subsidiary (acquired in late November 1997), its operations in New Zealand and Australia, and its 49% interest in Dudley Stationery Limited, a U.K. contract stationer ("Dudley"). The Company's North American Office Products Group operates primarily in the United States; it includes three coffee and beverage businesses located in Canada.

    Except where specifically noted, the discussion of financial condition and results of operations that appears below covers only the Company's continuing operations, assuming completion of the transactions contemplated by the Strategic Restructuring Plan. For additional information about the results of discontinued operations, see Note 4 of the Company's Notes to Consolidated Financial Statements.

    The Company's continuing operations derived revenues primarily from the sale of a wide variety of office supplies, office furniture, and other office products (including coffee, beverage, and vending products and services) to corporate, commercial and industrial customers. Cost of revenues represents the purchase price for office supplies, office furniture and other office products and includes occupancy and delivery costs and is reduced by rebates and discounts on purchases.

    The Company's financial condition and results of operations have changed dramatically from the Company's inception in October 1994 to January 24, 1998 as a result of the Company's aggressive acquisition program. The Company completed 165 business combinations (144 related to continuing operations and 21 related to discontinued operations) from its inception through the end of fiscal 1997, 54 of which were accounted for under the pooling-of-interests method (39 related to continuing operations and 15 related to discontinued operations). During the nine months ended January 24, 1998, the Company completed an additional 60 business combinations (40 related to continuing operations and 20 related to discontinued operations). As a result of the Board's adoption of the Strategic Restructuring Plan, all 60 business combinations completed during the nine months ended January 24, 1998 are accounted for under the purchase method. Prior to the adoption of the Strategic Restructuring Plan, 22 of these 60 business combinations were accounted for under the pooling-of-interests method (12 related to continuing operations and 10 related to discontinued operations). Following adoption of the Strategic Restructuring Plan, the Company restated its historical consolidated financial statements to account for these 22 business combinations under the purchase method (including the Company's acquisition of Mail Boxes Etc.) The Company's consolidated financial statements give retroactive effect to the business combinations accounted for under the pooling-of-interests method during the fiscal year ended April 26, 1997 and include the results of companies acquired in business combinations accounted for under the purchase method from their respective acquisition dates.

    Due to the Company's growth through acquisitions, year-to-year comparisons of the historical results of the Company's operations have been affected primarily by the addition of acquired companies. In most instances, these dollar increases in the various revenues and expense components of the Company's results are due primarily to growth from acquisitions. Neither the magnitude nor the source of such year-to-year changes is necessarily indicative of changes that will occur in the future. As a result of the Strategic Restructuring Plan, the Company expects to focus more on improving and expanding existing operations, and less on acquisitions as a means of growth. In any event, the Company expects that the impact of acquisitions on the future results of the Company's continuing operations will decrease because the size of companies that it expects to be available for acquisition will be smaller than in prior periods and the Company's existing operations are larger than in prior years.

RESULTS OF OPERATIONS

    The following table sets forth various items as a percentage of revenues for the fiscal years ended April 30, 1995 and 1996 and April 26, 1997 and for the nine months ended January 25, 1997 and January 24, 1998, as well as for the fiscal year ended April 26, 1997 and for the nine months ended January 25, 1997 and January 24, 1998 on a pro forma basis reflecting the Tender Offer, the Distributions, the Equity Investment and the results of the companies acquired between May 1, 1996 and March 9, 1998 in business combinations accounted for under the purchase method as if such transactions had occurred on May 1, 1996.

                                                FISCAL YEAR ENDED                                 NINE MONTHS ENDED
                               ----------------------------------------------------  -------------------------------------------
                                                                        PRO FORMA                                    PRO FORMA
                                APRIL 30,    APRIL 30,    APRIL 26,     APRIL 26,     JANUARY 25,    JANUARY 24,    JANUARY 25,
                                  1995         1996         1997          1997           1997           1998           1997
                               -----------  -----------  -----------  -------------  -------------  -------------  -------------
Revenues.....................       100.0%       100.0%       100.0%        100.0%         100.0%         100.0%         100.0%
Cost of revenues.............        73.8         74.4         71.8          71.2           71.9           72.1           71.2
                                    -----        -----        -----         -----          -----          -----          -----
  Gross profit                       26.2         25.6         28.2          28.8           28.1           27.9           28.8

Selling, general and
  administrative expenses....        23.1         21.8         23.1          23.2           23.0           22.6           23.2
Amortization expense                  0.1          0.3          0.6           0.9            0.5            0.7            0.9
Non-recurring acquisition
  costs......................                      0.7          0.4                          0.5
Restructuring charges........                      0.1          0.1           0.1
                                    -----        -----        -----         -----          -----          -----          -----
  Operating income...........         3.0          2.7          4.0           4.6            4.1            4.6            4.7

Interest expense, net........         0.4          0.4          1.4           3.6            1.5            1.3            3.7
Other income.................        (0.2)        (0.1)        (0.2)         (0.2)          (0.3)          (0.3)          (0.3)
                                    -----        -----        -----         -----          -----          -----          -----
Income from continuing
  operations before provision
  for income taxes and
  extraordinary items........         2.8          2.4          2.8           1.2            2.9            3.6            1.3
Provision for income taxes...         0.4          0.6          1.3           0.8            1.2            1.7            0.9
                                    -----        -----        -----         -----          -----          -----          -----
Income from continuing
  operations before
  extraordinary items........         2.4          1.8          1.5           0.4%           1.7            1.9            0.4%
                                                                            -----                                        -----
                                                                            -----                                        -----
Discontinued operations, net
  of income taxes............         2.3          1.5          1.3                          1.4            1.3
                                    -----        -----        -----                        -----          -----
Income before extraordinary
  items......................         4.7          3.3          2.8                          3.1            3.2
Extraordinary items - losses
  on early terminations of
  credit facilities, net of
  income taxes...............                      0.1          0.1                          0.1
                                    -----        -----        -----                        -----          -----
Net income...................         4.7%         3.2%         2.7%                         3.0%           3.2%
                                                 -----        -----                        -----          -----
                                    -----        -----        -----                        -----          -----
                                    -----

                                 PRO FORMA
                                JANUARY 24,
                                   1998
                               -------------
Revenues.....................        100.0%
Cost of revenues.............         71.5
                                     -----
  Gross profit                        28.5
Selling, general and
  administrative expenses....         22.6
Amortization expense                   0.9
Non-recurring acquisition
  costs......................
Restructuring charges........
                                     -----
  Operating income...........          5.0
Interest expense, net........          3.7
Other income.................         (0.3)
                                     -----
Income from continuing
  operations before provision
  for income taxes and
  extraordinary items........          1.6
Provision for income taxes...          1.0
                                     -----
Income from continuing
  operations before
  extraordinary items........          0.6%
                                     -----
                                     -----
Discontinued operations, net
  of income taxes............
Income before extraordinary
  items......................
Extraordinary items - losses
  on early terminations of
  credit facilities, net of
  income taxes...............
Net income...................

PRO FORMA RESULTS OF OPERATIONS

    The Company's pro forma results of operations for the fiscal year ended April 26, 1997 and the nine months ended January 25, 1997 and January 24, 1998 reflect significant decreases in net income and net income per share from the amounts reported in the Company's historical consolidated financial statements. The significant decreases can be attributed primarily to (i) substantially higher amortization expenses as compared to prior periods (as a result of reclassifying 12 business combinations as purchase acquisitions (including the Company's acquisitions of Mail Boxes Etc.), rather than under the pooling-of-interests method, as the Company had expected when it completed those acquisitions); (ii) substantially higher interest expense, as a result of increased borrowing that the Company expects to incur to help finance the cost of the Tender Offer; and (iii) higher effective income tax rates, due to increased non-deductible goodwill expense. The pro forma results do not purport to represent the results the Company would have obtained had the transactions which are the subject of pro forma adjustments occurred at the beginning of the applicable periods, as assumed, or of the future results of the Company.

CONSOLIDATED RESULTS OF OPERATIONS

    NINE MONTHS ENDED JANUARY 24, 1998 COMPARED TO NINE MONTHS ENDED JANUARY 25,
     1997

    Consolidated revenues increased 28.8%, from $1,498.3 million for the nine months ended January 25, 1997, to $1,930.1 million for the nine months ended January 24, 1998. This increase was primarily due to acquisitions. Revenues for the nine months ended January 24, 1998 include revenues from 111 companies acquired in business combinations accounted for under the purchase method after the beginning of fiscal 1997 (the "Fiscal 1997 and 1998 Purchased Companies"). Revenues for the nine months ended January 25, 1997 include revenues from 54 of the Fiscal 1997 and 1998 Purchased Companies for a portion of such period. This increase was partially offset by a reduction in the increase in international revenues due to the devaluation of the New Zealand and Australian dollars versus the USD. Because revenues generated in New Zealand and Australia contributed approximately one-third of the Company's consolidated revenues during this period, management estimates that currency devaluation had the effect of reducing the Company's reported consolidated revenues (in U.S. dollar terms) by approximately 3.8%.

    International revenues increased 36.5%, from $488.8 million, or 32.6% of consolidated revenues, for the nine months ended January 25, 1997, to $667.4 million, or 34.6% of consolidated revenues, for the nine months ended January 24, 1998. The increase in international revenues was primarily due to the inclusion, in the revenues for the nine months ended January 24, 1998, of revenues from 31 companies that were acquired in business combinations accounted for under the purchase method after the beginning of fiscal 1997, the most significant of which was Whitcoulls Group Limited, which the Company's wholly-owned subsidiary Blue Star Group Limited acquired in July 1996. Revenues from 14 of such companies were included in international revenues for a portion of the nine months ended January 25, 1997. The growth in international revenues was partially reduced by a decline in the exchange rates of the New Zealand and Australian dollars against the USD. The following table details the declines in the average exchange rates of the New Zealand and Australian dollars versus the USD for the nine months ended January 24, 1998 and January 25, 1997:

                                                                                  AVERAGE EXCHANGE RATES FOR
                                                                                    THE NINE MONTHS ENDED
                                                                                 ----------------------------
                                                                                  JANUARY 24,    JANUARY 25,
                                                                                     1998           1997         DECLINE
                                                                                 -------------  -------------  -----------
New Zealand dollar.............................................................    $     .64      $     .70     $    (.06)
Australian dollar..............................................................    $     .72      $     .79     $    (.07)

    International revenues in New Zealand and Australia, calculated in their local currencies, increased 49.4% for the nine months ended January 24, 1998, as compared to the nine months ended January 25, 1997. This increase was due primarily to the inclusion, in the revenues for the nine months ended January 24, 1998, of revenues from the acquired companies discussed above.

    Gross profit increased 28.1%, from $420.9 million for the nine months ended January 25, 1997, to $539.3 million for the nine months ended January 24, 1998. Gross profit as a percentage of revenues decreased from 28.1% for the nine months ended January 25, 1997 to 27.9% for the nine months ended January 24, 1998. The slight decrease in gross profit as a percentage of revenues was due primarily to a shift in revenue mix, primarily as a result of acquisitions, to revenues from traditionally lower margin products and services, partially offset by improved purchasing and rebate programs negotiated with vendors.

    Selling, general and administrative expenses increased 26.6%, from $344.5 million for the nine months ended January 25, 1997, to $436.0 million for the nine months ended January 24, 1998 primarily due to the inclusion of the results of the Fiscal 1997 and 1998 Purchased Companies. Selling, general and administrative expenses as a percentage of revenues decreased from 23.0% for the nine months ended January 25, 1997 to 22.6% for the nine months ended January 24, 1998. The decrease in selling, general and administrative expenses as a percentage of revenues was due to several factors, including (i) a shift in revenue mix, primarily as a result of acquisitions, to revenues from products and services traditionally having lower selling, general and administrative expenses; (ii) reductions in selling, general and administrative expenses by the Company through the consolidation of certain redundant facilities and job functions; and (iii) reductions in the costs of many general and administrative expenses incurred by the Company through the negotiation of national or other large-scale contracts with the providers of certain services affecting these general and administrative expenses.

    Amortization expense increased 71.3%, from $8.1 million for the nine months ended January 25, 1997, to $13.8 million for the nine months ended January 24, 1998. This increase is due exclusively to the increase in the number of purchase acquisitions, including the 12 acquisitions that were originally planned to be accounted for under the pooling-of-interests method but were restated as purchase acquisitions as a result of the Strategic Restructuring Plan, included in the results for the nine months ended January 24, 1998 versus the nine months ended January 25, 1997.

    The Company incurred non-recurring acquisition costs of approximately $7.3 million during the nine months ended January 25, 1997, in conjunction with business combinations that were accounted for under the pooling-of-interests method. These non-recurring acquisition costs included accounting, legal and investment banking fees, real estate and environmental assessments and appraisals, various regulatory fees and recognition of transaction related obligations. Generally accepted accounting principles require the Company to expense all acquisition costs (both those paid by the Company and those paid by the sellers of the acquired companies) related to business combinations accounted for under the pooling-of-interests method. In accordance with generally accepted accounting principles, the Company will be unable to utilize the pooling-of-interests method to account for acquisitions for a period of up to 6-9 months following the completion of the Strategic Restructuring Plan. During this period, the Company will not reflect any non-recurring acquisition costs in its results of operations, as all costs incurred of this nature would be related to acquisitions accounted for under the purchase method and would, therefore, be capitalized as a portion of the purchase consideration.

    Interest expense, net of interest income, increased 20.9% from $21.5 million for the nine months ended January 25, 1997, to $26.0 million for the nine months ended January 24, 1998. This was due primarily to a reduction in interest income during the nine months ended January 24, 1998. The Company earned interest income on the proceeds from the issuance of an aggregate of $230.0 million of convertible subordinated notes in May and June of 1996 (the first quarter of fiscal 1997). These proceeds were subsequently used to fund a portion of the cash consideration used in business combinations. Interest expense has remained relatively consistent, as steadily increasing borrowings and a declining cash position have been offset by the repayment of debt from the proceeds of a stock offering in January 1997 and declining interest rates.

    Other income increased 56.4%, from $4.1 million for the nine months ended January 25, 1997, to $6.4 million for the nine months ended January 24, 1998. Other income for the nine months ended January 24, 1998 of $6.4 million consisted primarily of a $4.7 million marketing fee, a gain on the sale of an investment and the Company's 49% share of the net income of the Company's 49% equity investment in Dudley. The Company acquired its 49% interest in Dudley in November 1996. Other income for the nine months ended January 25, 1997 of $4.1 million consisted primarily of a foreign currency gain of $3.4 million. Although management is pursuing additional opportunities to generate other income from arrangements with third parties that desire access to the Company's distribution network and customer base, management can not predict whether or when such opportunities will be realized, or what amount of other income might be available to the Company.

    YEAR ENDED APRIL 26, 1997 COMPARED TO THE YEAR ENDED APRIL 30, 1996

    Consolidated revenues increased 99.3%, from $1,061.5 million in fiscal 1996, to $2,116.0 million in fiscal 1997. This increase was primarily due to the inclusion in fiscal 1997 revenues of revenues from the 91 companies related to continuing operations that were acquired in business combinations accounted for under the purchase method during fiscal 1997 (the "Fiscal 1997 Purchased Companies") from their respective dates of acquisition and revenues from the 31 companies related to continuing operations that were acquired in business combinations accounted for under the purchase method during fiscal 1996 (the "Fiscal 1996 Purchased Companies") for the entire year. Revenues in fiscal 1996 include revenues from the Fiscal 1996 Purchased Companies from their respective dates of acquisition.

    International revenues increased from $84.8 million, or 8.0% of consolidated revenues, in fiscal 1996, to $708.4 million, or 33.5% of consolidated revenues in fiscal 1997. International revenues consisted primarily of revenues from New Zealand and Australia, with the balance from Canada. The increase in international revenues was primarily due to the inclusion, in the revenues for fiscal 1997, of revenues from 15 companies that were acquired in business combinations accounted for under the purchase method during fiscal 1997. Fiscal 1996 international revenues include the results of two companies for the entire year and the results of two companies acquired in fiscal 1996 in business combinations accounted for under the purchase method.

    Gross profit increased 119.7%, from $272.1 million, or 25.6% of revenues, in fiscal 1996, to $597.7 million, or 28.2% of revenues, in fiscal 1997. The increase in gross profit as a percentage of revenues was due primarily to a shift in revenue mix resulting in a higher proportion of revenues in traditionally higher margin products and services, primarily as a result of the increase in products sold in New Zealand and Australia and as a result of improved purchasing and rebate programs negotiated with vendors.

    Selling, general and administrative expenses increased 110.8%, from $231.6 million, or 21.8% of revenues, in fiscal 1996, to $488.2 million, or 23.1% of revenues, in fiscal 1997. The increase in selling, general and administrative expenses as a percentage of revenues was due primarily to a shift in revenue mix resulting in a higher proportion of revenues from products and services with traditionally higher selling, general and administrative expenses, such as products sold in New Zealand and Australia.

    Amortization expense increased from $2.7 million in fiscal 1996 to $12.4 million in fiscal 1997. This increase is due exclusively to the increase in the number of purchase acquisitions included in the results for fiscal 1997 versus fiscal 1996.

    The Company incurred non-recurring acquisition costs of $8.1 million and $8.0 million during fiscal 1996 and 1997, respectively, in conjunction with business combinations accounted for under the pooling-of-interests method. The non-recurring acquisition costs reflect the completion of 14 and 25 business combinations accounted for under the pooling-of-interests method during fiscal 1996 and fiscal 1997, respectively. The non-recurring acquisition costs in fiscal 1996 included a charge of approximately $4.7 million related to one business combination which included the payment of significant transaction-related compensation obligations.

    The Company also incurred restructuring costs of approximately $682,000 and $4.2 million during fiscal 1996 and 1997, respectively. These costs represent the external costs and liabilities to close redundant Company facilities, severance costs related to the Company's employees and other costs associated with the Company's restructuring plans. The Company expects to incur similar costs in the future as the Company continues to review its operations. On a regional level, the Company is implementing regional consolidation and integration plans for its office supply, office coffee and beverage services and office furniture divisions through which the Company has established and expects to continue to establish district fulfillment centers ("DFCs"). The DFCs are intended to enable certain operational activities, such as inventory management, purchasing, accounting and human resources, to be shared among hubs and spokes located within the same geographic area. This regional approach is intended to permit the elimination of duplicative facilities and costs and promote integration of the operations within each region.

    Interest expense, net of interest income, increased 531.0%, from $4.6 million in fiscal 1996, to $29.2 million in fiscal 1997. This increase was due primarily to the increase in the Company's borrowings through the issuance of an aggregate of $373.75 million of 5 1/2% Convertible Subordinated Notes (the "Notes") during the fourth quarter of fiscal 1996 and the first quarter of fiscal 1997 and an increase in the outstanding balance under the Company's credit facility. The proceeds from the issuance of the Notes and the additional borrowings under the credit facility were used primarily to fund the cash portion of the consideration in certain business combinations accounted for under the purchase method and to refinance indebtedness assumed in business combinations.

    Other income increased 518.9%, from $684,000 in fiscal 1996, to $4.2 million in fiscal 1997. Fiscal 1997 other income consists primarily of foreign currency gains and equity in the net income of the Company's 49% investment in Dudley, the largest independent office products dealer in the United Kingdom. The Company anticipates that foreign currency transaction gains and losses will be immaterial in the future and that the income from its equity investment will increase as the fiscal 1997 amount represented earnings from November 14, 1996, the date of the Company's investment, through April 26, 1997.

    Provision for income taxes increased from $6.0 million in fiscal 1996 to $27.9 million in fiscal 1997, reflecting effective income tax rates of 24.0% and 46.7%, respectively. The low effective income tax rate in fiscal 1996, compared to the federal statutory rate of 35.0%, was primarily due to the fact that several of the companies included in the results for such year, which were acquired in business combinations accounted for under the pooling-of-interests method, were not subject to federal income taxes on a corporate level as they had elected to be treated as subchapter S corporations prior to being acquired by the Company. In fiscal 1997, this effect was offset by the increase in nondeductible expenses, including amortization of goodwill and non-recurring acquisition costs.

    Income from discontinued operations increased 69.9% from $15.8 million in fiscal 1996 to $26.8 million in fiscal 1997. See Note 4 of the Company's Notes to Consolidated Financial Statements.

    During fiscal 1997, the Company incurred extraordinary items totaling $1.5 million, which represent the aggregate expenses, net of the expected tax benefit, associated with the early termination of the Company's $50 million credit facility with First Bank National Association and the early termination of credit facilities at two companies acquired in transactions accounted for under the pooling-of-interests method during fiscal 1997.

    YEAR ENDED APRIL 30, 1996 COMPARED TO THE YEAR ENDED APRIL 30, 1995

    Consolidated revenues increased 61.2%, from $658.5 million in fiscal 1995, to $1,061.5 million in fiscal 1996. This increase was primarily due to the inclusion in the revenues for fiscal 1996 of revenues from the Fiscal 1996 Purchased Companies from their respective dates of acquisition and revenues from five companies that were acquired in business combinations accounted for under the purchase method during fiscal 1995 (the "Fiscal 1995 Purchased Companies") for the entire year. Revenues in fiscal 1995 include revenues from the Fiscal 1995 Purchased Companies from their respective dates of acquisition.

    International revenues increased from $35.7 million, or 5.4% of consolidated revenues, in fiscal 1995, to $84.8 million, or 8.0% of consolidated revenues, in fiscal 1996. This increase was primarily due to the inclusion in the revenues for fiscal 1996 of revenues from two companies for the entire year and two companies that were acquired in business combinations accounted for under the purchase method during fiscal 1996.

    Gross profit increased 57.7%, from $172.5 million, or 26.2% of revenues, in fiscal 1995, to $272.1 million, or 25.6% of revenues, in fiscal 1996. The decrease in gross profit as a percentage of revenues was due primarily to a shift in revenue mix, primarily resulting from acquisitions, to revenues in traditionally lower gross margin products and services.

    Selling, general and administrative expenses increased 52.2%, from $152.2 million, or 23.1% of revenues, in fiscal 1995, to $231.6 million, or 21.8% of revenues, in fiscal 1996. The decrease in selling, general and administrative expenses as a percentage of revenues was due primarily to a shift in revenue mix, primarily resulting from acquisitions, to revenues in products and services traditionally lower in selling, general and administrative expenses.

    Amortization expense increased 238.5%, from $801,000 in fiscal 1995 to $2.7 million in fiscal 1996. This increase is due exclusively to the increase in the number of purchase acquisitions included in the results for fiscal 1996 versus fiscal 1995.

    The Company incurred non-recurring acquisition costs of approximately $8.1 million in fiscal 1996, in conjunction with 14 business combinations accounted for under the pooling-of-interests method. The non-recurring acquisition costs in fiscal 1996 included a charge of approximately $4.7 million related to one business combination which included the payment of significant transaction-related compensation obligations. During fiscal 1996, the Company also recorded restructuring charges of $682,000 related to the discontinuation of the printing division at one subsidiary.

    Interest expense, net of interest income, increased 69.7% from $2.7 million, in fiscal 1995, to $4.6 million in fiscal 1996. This increase was due primarily to the increase in the Company's borrowings through the issuance of $143.75 million of Notes during the fourth quarter of fiscal 1996 and an increase in the outstanding balance on the Company's credit facility. The proceeds from the issuance of the Notes and the additional borrowings from the credit facility were used to fund the cash portion of the consideration in business combinations and to refinance indebtedness assumed in such business combinations.

    Provision for income taxes increased from $2.8 million in fiscal 1995 to $6.0 million in fiscal 1996 reflecting effective income tax rates of 15.3% and 24.0%, respectively. The low effective income tax rates in fiscal 1995 and 1996, compared to the federal statutory rate of 35.0%, are primarily due to the fact that several companies included in the results for fiscal 1995 and 1996, which were acquired in business combinations accounted for under the pooling-of-interests method, were not subject to federal income taxes on a corporate level as they had elected to be treated as subchapter S corporations prior to being acquired by the Company.

    Income from discontinued operations increased from $15.7 million in fiscal 1995 to $15.8 million in fiscal 1996.

    During fiscal 1996, the Company incurred an extraordinary item of $701,000, which represented the aggregate expenses, net of the expected tax benefit, associated with the early termination of a credit facility at a company acquired in a business combination accounted for under the pooling-of-interests method.

    Basic and diluted income from continuing operations per share decreased $.06 from fiscal 1995 to fiscal 1996. These decreases are primarily the result of the fact that U.S. Office Products began operations in February 1995 and the majority of the results included prior to that date represented the results of companies acquired in business combinations accounted for under the pooling-of-interests method, many of which were subchapter S corporations. This resulted in an effective income tax rate of 15.3% in fiscal 1995 versus 24.0% in fiscal 1996. In addition, the Company incurred $8.1 million in non-recurring acquisition costs and $682,000 in restructuring costs during fiscal 1996 compared to no such costs in fiscal 1995.

LIQUIDITY AND CAPITAL RESOURCES

    On a pro forma basis, at January 24, 1998, the Company had working capital of $64.9 million, long-term debt of $1.0 billion and capitalization of $1.4 billion. Such pro forma amounts give effect to the Strategic Restructuring Plan and purchase acquisitions completed subsequent to January 24, 1998 as if such transactions had occurred on January 24, 1998.

    The Company anticipates that after the Strategic Restructuring Plan is completed, its cash on hand, cash flow from operations and borrowings available from its expected refinancing of its exisiting bank credit facility (the "Credit Facility") will be sufficient to meet its liquidity requirements for its operations and for its additional debt service obligations for the remainder of the calendar year.

    The Credit Facility provides the Company with a $500 million line of credit, bearing interest, at the Company's option, at the bank's base rate plus an applicable margin of up to 1.25%, or a eurodollar rate plus an applicable margin of up to 2.5%. At March 9, 1998, the Company had approximately $357.4 million outstanding under the Credit Facility, at an annual interest rate of approximately 6.5%, and $142.6 million available under the Credit Facility for acquisition and working capital purposes. Because certain elements of the Strategic Restructuring Plan would violate covenants in the Credit Facility, that facility will either have to be modified with the lenders' consent or refinanced. The Company currently expects to finance the aggregate cost of purchasing shares in the Tender Offer (approximately $1 billion) with the proceeds of the Equity Investment, additional senior secured bank debt, and the net proceeds from the issuance of subordinated debt securities. The Company is currently engaged in discussions with potential lenders and investment banks regarding financing for the Tender Offer and refinancing of the Credit Facility. The Company expects that it will be able to obtain the necessary financing on acceptable terms. However, to date, no commitments have been obtained and there can be no assurance that financing for the Tender Offer will be obtained on acceptable terms. In connection with the completion of the Strategic Restructuring Plan, the Company expects to incur approximately $800 million of additional indebtedness. The Company also expects to incur significant transaction (including financing) costs and expenses. If the Company were unable to refinance its Credit Facility, the Company would be forced to pursue alternative strategies to complete the Strategic Restructuring Plan.

    During the nine months ended January 24, 1998, the New Zealand and Australian dollars weakened against the USD. The New Zealand exchange rate declined from $0.69 USD at April 27, 1997 to $0.58 USD at January 24, 1998. The Australian exchange rate declined from $.78 USD at April 27, 1997 to $.66 USD at January 24, 1998. This resulted in a reduction in stockholders' equity, through a cumulative translation adjustment, of approximately $105.5 million, reflecting the impact of the declining exchange rate on the Company's investments in its New Zealand and Australian subsidiaries.

    Subsequent to April 26, 1997 and through March 9, 1998, the Company completed 64 (43 related to continuing operations and 21 related to discontinued operations) business combinations for an aggregate purchase price of $770.2 million, consisting of approximately $186.3 million of cash and 27.8 million shares of the Company's common stock with an aggregate market value on the dates of acquisition of approximately $583.9 million.

    During the nine months ended January 24, 1998, net cash provided by operating activities was $36.8 million. Net cash used in investing activities was $99.5 million, including $33.6 million used for acquisitions, $28.2 million used for additions to property and equipment and $40.8 million paid to Dudley to satisfy the remaining commitment related to the Company's 49% equity investment in Dudley. Net borrowings increased $62.6 million during the nine months ended January 24, 1998, primarily to fund the purchase prices of acquisitions, to repay higher-cost debt assumed in acquisitions and to fund the remaining equity investment in Dudley. Discontinued operations used $3.8 million of cash during the nine months ended January 24, 1998.

    During the nine months ended January 25, 1997, net cash used in operating activities was $9.2 million which resulted primarily from a decrease in accounts payable due to the Company's aggressive policy of taking negotiated cash discounts. Net cash used in investing activities was $390.5 million, including $323.8 million used for acquisitions, $15.9 million used for additions to property and equipment and $41.3 million paid to Dudley as the initial payment related to the Company 49% equity investment in Dudley. Net borrowings increased $244.7 million during the nine months ended January 25, 1997, primarily to fund the purchase prices of acquisitions, to repay higher-cost debt assumed in acquisitions and to fund the initial equity investment in Dudley. The Company also received $41.9 million in cash as a result of the sale of common stock during the period. Discontinued operations used $3.2 million of cash during the nine months ended January 25, 1997.

    During fiscal 1997, net cash provided by operating activities was $15.8 million. Net cash provided by operating activities was impacted by the Company's aggressive cash payment policies related to bringing current the accounts payable balances at all acquired companies and earning all available cash discounts offered by vendors for paying balances on reduced payment terms. Net cash used in investing activities was $424.0 million, including $345.3 million for acquisitions, $34.0 million for additions to property and equipment and $41.3 million to make an equity investment in Dudley. Net cash provided by financing activities was $277.4 million. The Company received net proceeds from the sale of shares of its common stock of $318.9 million and approximately $225.4 million from the issuance of the Notes. These net proceeds were used primarily to fund acquisitions and repay higher interest rate debt assumed in acquisitions. Net cash used in discontinued operations was $8.2 million.

    During fiscal 1996, net cash provided by operating activities was $19.2 million. Net cash used in investing activities was $120.1 million, including $89.2 million used for acquisitions and $17.9 million used for additions to property and equipment. Net cash provided by financing activities was $257.8 million. The Company received net proceeds from the sale of shares of its common stock of $180.2 million and net proceeds from the issuance of the Notes of approximately $139.0 million. These net proceeds were used primarily to fund acquisitions, including the repayment of higher interest rate debt assumed in business combinations. Net cash provided by discontinud operations was $1.7 million.

    During fiscal 1995, net cash provided by operating activities was $7.7 million. Net cash used in investing activities was $26.2 million, including $16.0 million used for acquisitions and $11.0 million used for additions to property and equipment. Net cash provided by financing activities was $22.3 million, representing net proceeds from the initial public offering, partially offset by the payment of $11.3 million to the stockholders of four of the companies acquired simultaneously with the completion of the Company's initial public offering and the payment of dividends to certain of the companies acquired in business combinations accounted for under the pooling-of-interests method of $7.7 million. Net cash provided by discontinued operations was $3.5 million.

FLUCTUATIONS IN QUARTERLY RESULTS OF OPERATIONS

    The Company's business is subject to seasonal influences. The Company's historical revenues and profitability in its core office products business have been lower in the first two quarters of its fiscal year, primarily due to the lower level of business activity in North America during the summer months. The seasonality of the core office products business, however, is expected to be impacted by the seasonality of the Company's other operations, which have expanded through acquisitions. For example, the revenues and profitability of the Company's operations in New Zealand and Australia have generally been higher in the Company's third quarter. As the Company's mix of businesses evolves through future acquisitions, these seasonal fluctuations may continue to change. Therefore, results for any quarter are not necessarily indicative of the results that the Company may achieve for any subsequent fiscal quarter or for a full fiscal year.

    Quarterly results also may be materially affected by the timing of acquisitions, the timing and magnitude of costs related to such acquisitions, variations in the prices paid by the Company for the products it sells, the mix of products sold, general economic conditions and the retroactive restatement in accordance with generally accepted accounting principles of the Company's consolidated financial statements for acquisitions accounted for under the pooling-of-interests method. Moreover, the operating margins of companies acquired by the Company may differ substantially from those of the Company, which could contribute to the further fluctuation in its quarterly operating results. Therefore, results for any quarter are not necessarily indicative of the results that the Company may achieve for any subsequent fiscal quarter or for a full fiscal year.

    The following tables set forth certain unaudited consolidated quarterly financial data for the fiscal years ended April 30, 1996 and April 26, 1997 and the fiscal year ending April 25, 1998 (in thousands, except for per share amounts). The information has been derived from unaudited consolidated financial statements that in the opinion of management reflect all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of such quarterly information.

                                                                   FISCAL 1996 QUARTERS (UNAUDITED)
                                                     ------------------------------------------------------------
                                                       FIRST       SECOND      THIRD       FOURTH       TOTAL
                                                     ----------  ----------  ----------  ----------  ------------
Revenues...........................................  $  205,940  $  246,956  $  268,645  $  339,987  $  1,061,528
Gross profit.......................................      50,976      60,487      66,742      93,887       272,092
Operating income...................................       1,484       6,666       8,115      12,808        29,073
Income from continuing operations before
  extraordinary items..............................       1,460       4,629       5,789       7,221        19,099
Income (loss) from discontinued operations.........       3,387       5,550       7,727        (886)       15,778
Net income.........................................       4,847      10,179      13,516       5,634        34,176

Per share amounts:
  Basic:
    Income from continuing operations before
      extraordinary items..........................        0.02        0.07        0.09        0.09          0.28
    Income (loss) from discontinued operations.....        0.06        0.08        0.11       (0.01)         0.24
    Net income.....................................        0.08        0.15        0.20        0.07          0.51
  Diluted:
    Income from continuing operations before
      extraordinary items..........................        0.02        0.07        0.09        0.09          0.28
    Income (loss) from discontinued operations.....        0.06        0.08        0.11       (0.01)         0.23
    Net income.....................................        0.08        0.15        0.20        0.07          0.50

                                                                   FISCAL 1997 QUARTERS (UNAUDITED)
                                                     ------------------------------------------------------------
                                                       FIRST       SECOND      THIRD       FOURTH       TOTAL
                                                     ----------  ----------  ----------  ----------  ------------
Revenues...........................................  $  364,195  $  537,334  $  596,791  $  617,634  $  2,115,954
Gross profit.......................................      98,299     153,284     169,329     176,755       597,667
Operating income...................................      12,909      22,473      25,668      23,784        84,834
Income from continuing operations before
  extraordinary items..............................       6,855       9,771       8,767       6,545        31,938
Income from discontinued operations................       9,475       8,933       2,003       6,389        26,800
Net income.........................................      16,330      18,092      10,770      12,096        57,288

Per share amounts:
  Basic:
    Income from continuing operations before
      extraordinary items..........................        0.08        0.11        0.10        0.06          0.35
    Income from discontinued operations............        0.12        0.10        0.02        0.06          0.31
    Net income.....................................        0.20        0.21        0.12        0.12          0.64
  Diluted:
    Income from continuing operations before
      extraordinary items..........................        0.08        0.11        0.10        0.06          0.35
    Income from discontinued operations............        0.12        0.10        0.02        0.06          0.29
    Net income.....................................        0.20        0.20        0.12        0.12          0.62

                                                                   FISCAL 1998 QUARTERS (UNAUDITED)
                                                     ------------------------------------------------------------
                                                       FIRST       SECOND      THIRD       FOURTH       TOTAL
                                                     ----------  ----------  ----------  ----------  ------------
Revenues...........................................  $  614,814  $  649,340  $  665,959              $  1,930,113
Gross profit.......................................     170,782     179,256     189,220                   539,258
Operating income...................................      23,802      28,300      37,289                    89,391
Income from continuing operations before
  extraordinary items..............................       9,035      12,770      15,431                    37,236
Income from discontinued operations................      10,951      11,428       3,085                    25,464
Net income.........................................      19,986      24,198      18,516                    62,700

Per share amounts:
  Basic:
    Income from continuing operations before
      extraordinary items..........................        0.09        0.12        0.12                      0.32
    Income from discontinued operations............        0.10        0.10        0.03                      0.23
    Net income.....................................        0.19        0.22        0.15                      0.55
  Diluted:
    Income from continuing operations before
      extraordinary items..........................        0.08        0.11        0.12                      0.32
    Income from discontinued operations............        0.10        0.10        0.02                      0.22
    Net income.....................................        0.18        0.21        0.14                      0.54

INFLATION

    The Company does not believe that inflation has had a material impact on its results of operations during fiscal 1995, 1996 or 1997 or during the nine months ended January 24, 1998.

NEW ACCOUNTING PRONOUNCEMENTS

    EARNINGS PER SHARE. In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share." SFAS No. 128 establishes standards for computing and presenting earnings per share ("EPS") and applies to entities with publicly held common stock or potential common stock. SFAS No. 128 is effective for financial statements issued for periods ending after December 15, 1997; earlier application is not permitted. SFAS No. 128 requires restatement of all prior period EPS data presented. The Company has adopted SFAS No. 128 during the nine months ended January 24, 1998 and has restated all prior period EPS data.

    REPORTING COMPREHENSIVE INCOME. In June 1997, FASB issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for the reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general purpose financial statements. SFAS No. 130 requires that all items required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. The Company intends to adopt SFAS No. 130 in the fiscal year ending April 24, 1999.

FACTORS AFFECTING THE COMPANY'S BUSINESS

    A number of factors, including those discussed below, may affect the Company's future operating results. Where indicated, the following discussion addresses factors that management believes will be applicable to the Company's business upon completion of the Strategic Restructuring Plan.

    U.S. Office Products' aggressive acquisition program has produced a significant increase in sales, employees, facilities and distribution systems. While the Company's decentralized management strategy, together with operating efficiencies resulting from the elimination of duplicative functions and economies of scale, may present opportunities to reduce costs, such strategies may initially require additional costs and expenditures to expand operational and financial systems and corporate management administration. Because of the various costs and possible cost-savings strategies, historical operating results may not be indicative of future performance. There also can be no assurance that the pace of the Company's acquisitions will not adversely affect efforts to implement cost-savings and integration strategies and to manage operations and acquisitions profitably. Delays in implementing planned integration and consolidation strategies, or the failure of such strategies to achieve anticipated cost savings, also could adversely affect the Company's results.

    U.S. Office Products has historically depended upon both acquisitions and organic growth to increase its earnings. Management expects that in the future, the Company will continue to pursue an aggressive acquisition program, although it is expected that future growth will be driven more significantly by expansion and improvement of existing operations. See "--Introduction." There can be no assurance that U.S. Office Products will be successful in completing future acquisitions or in implementing its internal growth strategies. In addition, acquired companies may not achieve future sales and profitability levels that justify the prices that the Company paid to acquire them. Acquisitions also may involve a number of special risks that could have a material adverse effect on future operations and financial performance, including diversion of management's attention; unanticipated declines in revenues or profitability following acquisition; difficulties with the retention, hiring and training of key personnel; risks associated with unanticipated business problems or legal liabilities; and the amortization of acquired intangible assets, such as goodwill.

    As a result of the Tender Offer and the Distributions, U.S. Office Products will be precluded from completing business combinations under the pooling-of-interests accounting method for a period up to 6-9 months. Any business combinations that U.S. Office Products completes during this period will have to be accounted for under the purchase method. Under the purchase method of accounting, U.S. Office Products will have to record goodwill for each such acquisition, in an amount equal to any excess of the purchase price paid for the acquired company over the fair market value of the acquired company's net assets. Under the pooling-of-interests method, no goodwill is recorded in connection with the acquisition of a pooled company, and there is no corresponding expense associated with the amortization of such goodwill.

    Approximately $917.0 million, or 45.4% of the Company's pro forma total assets as of January 24, 1998, represents intangible assets, the substantial majority of which is goodwill. This amount will increase to the extent that U.S. Office Products acquires additional companies under the purchase method of accounting. The Company amortizes goodwill on a straight-line method over a period of up to 40 years. The amount amortized in a particular fiscal period is a non-cash expense that reduces the Company's net income. As a result of the accounting for the acquisition of Mail Boxes Etc. ("MBE") under the purchase method (rather than the pooling-of-interests method that had been intended at the time of the acquisition), the Company's amortization charge will increase by approximately $6.5 million annually. The substantial majority of goodwill also is not a deductible expense for U.S. federal income tax purposes. The Company expects that its effective tax rate will be higher than the federal statutory rate, because its net earnings will be reduced by a significant amount of non-deductible goodwill charges.

    The Company is currently reviewing the year 2000 compliance of software that it uses in its business. The Company's Trinity system, which it is currently installing throughout its North American Office Products Group operations as the core operations system, is year 2000 compliant. However, the Company's operating subsidiaries are, in some cases, using billing or other software that is not year 2000 compliant. Based upon information that the Company has collected from its operating subsidiaries, it expects to be able to achieve year 2000 compliance in 1999 and does not expect that the cost of making necessary adaptations will be material to the Company. If the Company cannot make the necessary adaptations on a timely basis, or if the costs are greater than expected, the Company's business could be adversely affected.

    Management intends to continue to focus significant attention and resources on international operations and expects foreign revenues to continue to represent a significant portion of the Company's total revenues. The factors described in this section that apply to U.S. Office Products' domestic operations also may affect the Company's foreign operations. In addition, the Company's foreign operations are subject to a number of other risks, including currency exchange rates, new and different legal, regulatory and competitive requirements, difficulties in staffing and managing foreign operations, and risks specific to different business lines that the Company may enter.

    U.S. Office Products expects to incur substantial additional borrowings in connection with the Tender Offer. See Note 1 of the Company's Notes to Consolidated Financial Statement and "--Liquidity and Capital Resources." This substantial increase in U.S. Office Products' leverage could have material consequences to U.S. Office Products and the holders of common stock, including, but not limited to, the following: (i) U.S. Office Products' ability to obtain additional financing in the future for acquisitions, working capital, capital expenditures, and general corporate or other purposes may be impaired, (ii) a substantial portion of U.S. Office Products' cash flow will be required for debt service and, as a result, will not be available for other purposes; and (iii) U.S. Office Products' level of indebtedness could make it more vulnerable to economic downturns, limit its ability to withstand competitive pressures and reduce its flexibility in responding to changing business and economic conditions. In addition, it is expected that the Company's financing agreements will contain covenants that may restrict its ability to take certain actions (such as buying or selling assets, paying dividends, making capital expenditures, or engaging in other transactions). If U.S. Office Products is unable to service its indebtedness, it will be forced to pursue one or more alternative strategies, such as selling assets, restructuring or refinancing its indebtedness, or seeking additional equity capital. The Company's management does not have experience operating a business with a substantial amount of leverage.

    U.S. Office Products operates in a highly competitive environment. It generally competes with a large number of smaller, independent companies, many of which are well-established in their markets. In addition, in North America, the North American Office Products Group competes with five large office products companies, each of which has significant financial resources. No assurances can be give that competition will not have an adverse effect on the Company's business.

    U.S. Office Products acquired MBE in November 1997. Various factors may affect MBE's business, including recent changes in MBE's senior management, the reliance of MBE franchisees on United Parcel Service for ground shipping services, the limited control that MBE has over its franchisees, the impact of government regulation of MBE as a franchisor, the historically litigious nature of franchise relationships and the growing competition from the United States Postal Service.

    As part of the Strategic Restructuring Plan, it is expected that Investor will acquire shares of U.S. Office Products common stock representing 24.9% of the outstanding shares of the Company's common stock after giving effect to the issuance of such shares. Investor also will purchase various warrants that give it the right to acquire additional shares of common stock in the future. Under the Investment Agreement that Investor and the Company signed on January 12, 1998 (the "Investment Agreement"), Investor will have, among other things, the right (subject to certain conditions) to nominate three of the nine members of the U.S. Office Products Board of Directors, including the Chairman of the Board, and certain Board decisions will be subject to super-majority voting provisions that, in certain circumstances, may require the concurrence of at least one director nominated by Investor. Matters subject to super-majority Board approval include (i) the issuance of new shares in excess of certain amounts specified in the Investment Agreement, (ii) certain business combinations, (iii) a disposition by the Company of all or substantially all of its assets, (iv) a major recapitalization, dissolution, or liquidation of the Company, or (v) an amendment of the Company's Charter or By-Laws that is inconsistent with the terms of the Investment Agreement. Investor's significant ownership of U.S. Office Products common stock may permit Investor to influence significantly matters requiring the approval of the Company's stockholders. The super-majority Board voting requirements may give Investor the ability to block the approval of certain actions requiring the super-majority vote of the Board. Together, this ownership position and the Board voting requirements may have the effect of discouraging (or possibly preventing) a future change in control of U.S. Office Products. In addition, the super-majority Board voting requirement may have the effect of limiting the Company's future use of equity to acquire businesses, raise capital, or provide employees with long-term incentives.

    The Distributions involve complex tax considerations. The Company will receive an opinion from its counsel that for U.S. federal income tax purposes, the Distributions should qualify as tax-free spin-offs under Section 355 of the Code and should not be taxable under Section 355(e) of the Code. If the Distributions qualify as tax-free spin-offs under Section 355, and are not taxable under Section 355(e), no gain or loss for U.S. federal income tax purposes will be attributed to the Company or those persons who hold U.S. Office Products common stock on the record date of the Distributions (except with respect to cash received in lieu of fractional shares) because of the Distributions. The opinion of counsel will be based on certain assumptions and the accuracy of factual representations made by the Company and the Spin-Off Companies. Neither the Company nor the Spin-Off Companies are aware of any present facts or circumstances that would cause the such representations and assumptions to be untrue. However, the opinion of counsel is not binding on either the Internal Revenue Service (the "IRS") or the courts. The Company will not seek a ruling from the IRS with respect to the U.S. federal income tax consequences of the Distributions. The IRS could take the position that some or all of the Distributions do not qualify as tax-free spin-offs or that some or all of the Distributions are taxable under Section 355(e). If any of the Distributions fail to qualify under Section 355 of the Code as tax-free spin-offs, both the Company and those persons who hold U.S. Office Products common stock on the record date of the Distributions will be subject to U.S. federal income tax liabilities as a result of those Distributions. If any of the Distributions are taxable under Section 355(e) of the Code, the Company (but not those persons who hold U.S. Office Products common stock) will be subject to U.S. federal income tax liabilities as a result of those Distributions.

    In connection with the Distributions, the Company will enter into an agreement with the Spin-Off Companies to allocate responsibility for the tax liabilities to U.S. Office Products if the Distributions fail to qualify as tax-free spin-offs. This agreement is expected to provide that if any Spin-Off Company does (or fails to do) something that materially contributes to any of the Distributions being deemed taxable, the Spin-Off Companies will jointly and severally indemnify U.S. Office Products for losses resulting from the additional tax liabilities. If any of the Distributions are found to be taxable, but if neither the actions nor the inactions of the Company and the Spin-Off Companies has caused such a result, the Company and the Spin-Off Companies will share the resulting tax liabilities on a pro rata basis, based on the value of each company's common stock after the Distributions. There can be no assurance that the Company, if it needs to seek indemnification from the Spin-Off Companies, will be successful in recovering the full amount of the losses caused by the Distributions being deemed to be taxable transactions.

    Certain limitations under Section 355 of the Code may restrict the Company's ability to issue capital stock after the Distributions. These limitations will generally prevent the Company from issuing capital stock to the extent the issuance is part of a plan, which includes the Distributions, pursuant to which one or more people acquire capital stock of the Company that represents 50% or more of the voting power or 50% or more of the value of the Company's capital stock. These limitations may restrict the Company's ability to undertake transactions involving issuances of capital stock of the Company that management otherwise believes would be beneficial.

                          U.S. OFFICE PRODUCTS COMPANY

                    PRO FORMA COMBINED FINANCIAL STATEMENTS
                                  (UNAUDITED)

    The unaudited pro forma financial statements give effect to (i) the Tender Offer, (ii) the Distributions, and (iii) the Equity Investment contemplated by the Strategic Restructuring Plan, and (iv) to all acquisitions completed through March 9, 1998. The unaudited pro forma combined financial statements do not give effect to the allocation of corporate overhead to the Spin-Off Companies.

    The pro forma combined balance sheet gives effect to the Tender Offer, the Distributions, the Equity Investment and the businesses acquired by the Company after January 24, 1998 in business combinations accounted for under the purchase method (the "Post January 24, 1998 Purchase Acquisitions"), as if all such transactions had occurred as of the Company's most recent balance sheet date, January 24, 1998.

    The pro forma combined statement of income for the fiscal year ended April 26, 1997 gives effect to (i) the Tender Offer; (ii) the Distributions, (iii) the Equity Investment; (iv) the business combinations accounted for under the purchase method during fiscal 1997 (the "Fiscal 1997 Purchase Acquisition"); (v) the business combinations accounted for under the purchase method during fiscal 1998 (the "Fiscal 1998 Purchase Acquisitions"); and (vi) the sales by the Company of 5.5% Convertible Subordinated Notes due 2003 in May and June 1996 in the principal amount of $230.0 million (the "2003 Notes"), as if all such transactions had occurred on May 1, 1996. The pro forma combined statement of income for the year ended April 26, 1997 is comprised of (i) the audited financial information of the Company for the fiscal year ended April 26, 1997;
(ii) the unaudited financial information of the Fiscal 1997 Purchase Acquisitions for the period from May 1, 1996 through their respective dates of acquisition and (iii) the unaudited financial information of the Fiscal 1998 Purchase Acquisitions for the period from May 1, 1996 through April 26, 1997.

    The pro forma combined statement of income for the nine months ended January 24, 1998 gives effect to (i) the Tender Offer; (ii) the Distributions; (iii) the Equity Investment; and (iv) the Fiscal 1998 Purchase Acquisitions, as if all such transactions had occurred on April 27, 1997. The pro forma combined statement of income for the nine months ended January 24, 1998 is comprised of
(i) the unaudited financial information of the Company for the nine months ended January 24, 1998; and (ii) the unaudited financial information of the Fiscal 1998 Purchase Acquisitions for the period from April 27, 1997 through their respective acquisition dates, except for the financial information of the Post January 24, 1998 Purchase Acquisitions which is included through January 24, 1998.

    The pro forma combined statement of income for the nine months ended January 25, 1997 gives effect to (i) the Tender Offer, (ii) the Distributions; (iii) the Equity Investment; (iv) the Fiscal 1997 Purchase Acquisitions; (v) the Fiscal 1998 Purchase Acquisitions; and (vi) the sales by the Company of the 2003 Notes, as if all such transactions had occurred on May 1, 1996. The pro forma combined statement of income for the nine months ended January 25, 1997 is comprised of
(i) the unaudited financial information of the Company for the nine months ended January 25, 1997; (ii) the unaudited financial information of the Fiscal 1997 Purchase Acquisitions for the period from May 1, 1996 through the earlier of January 25, 1997 or their respective dates of acquisitions; and (iii) the unaudited financial information of the Fiscal 1998 Purchase Acquisitions for the period from May 1, 1996 through January 25, 1997.

    The historical financial statements of the Company give retroactive effect to the results of the 25 companies (related to continuing operations) acquired by the Company during the fiscal year ended April 26, 1997 which were acquired in business combinations accounted for under the pooling-of-interests method of accounting. The results of the companies included in the Spin-Off Companies have been reflected as discontinued operations in the Company's historical statement of income.

                          U.S. OFFICE PRODUCTS COMPANY

                    PRO FORMA COMBINED FINANCIAL STATEMENTS
                            (UNAUDITED) (CONTINUED)

    The pro forma adjustments are based upon preliminary estimates, available information and certain assumptions that management deems appropriate. The unaudited pro forma combined financial data presented herein does not purport to represent the results that the Company would have obtained had the transactions which are the subject of pro forma adjustments occurred at the beginning of the applicable periods, as assumed, or the future results of the Company. The pro forma combined financial statements should be read in conjunction with the Company's audited consolidated financial statements.

                          U.S. OFFICE PRODUCTS COMPANY

                        PRO FORMA COMBINED BALANCE SHEET

                                JANUARY 24, 1998

                                 (IN THOUSANDS)

                                  (UNAUDITED)

                                              POST
                                           JANUARY 24,                  PRO FORMA ADJUSTMENTS
                            U.S. OFFICE       1998        -------------------------------------------------
                             PRODUCTS       PURCHASE       PURCHASE      TENDER                   EQUITY      PRO FORMA
                              COMPANY     ACQUISITIONS    ACCOUNTING     OFFER      SPIN-OFFS   INVESTMENT    COMBINED
                            -----------  ---------------  -----------  ----------  -----------  -----------  -----------
                                                         ASSETS
Current assets:
  Cash and cash
    equivalents...........   $  45,258      $     108      $ (22,754)(a) $  977,388(b)  $        $ 270,000(e)  $
                                                                       (1,000,000 (b)             (270,000)(e)
  Accounts receivable,
    net...................     324,976          5,077                                                           330,053
  Inventory, net..........     239,043          2,035                                                           241,078
  Short-term receivable
    from discountinued
    operations............      26,918                                                (26,918)(c)
  Prepaid and other
    current assets........     103,624             94                                                           103,718
                            -----------  ---------------  -----------  ----------  -----------  -----------  -----------
      Total current
        assets............     739,819          7,314        (22,754)     (22,612)    (26,918)                  674,849

Property and equipment,
  net.....................     217,228          6,144                                                           223,372
Intangible assets, net....     903,722                        13,255(a)                                         916,977
Other assets..............     174,549            317                                               30,000(f)    204,866
Long-term receivable from
  discontinued
  operations..............      88,041                                                (88,041)(c)
Net assets of discontinued
  operations..............     346,083                                                (80,932)(c)
                                                                                     (265,151)(d)
                            -----------  ---------------  -----------  ----------  -----------  -----------  -----------
      Total assets........   $2,469,442     $  13,775      $  (9,499)  $  (22,612)  $(461,042)   $  30,000    $2,020,064
                            -----------  ---------------  -----------  ----------  -----------  -----------  -----------
                            -----------  ---------------  -----------  ----------  -----------  -----------  -----------

                                          LIABILITES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Short term debt.........   $ 332,636      $     640      $    (640)(a) $          $            $            $ 332,636
  Accounts payable........     164,229          2,438                                                           166,667
  Accrued compensation....      41,262                                                                           41,262
  Other accrued
    liabilities...........      67,654          1,742                                                            69,396
                            -----------  ---------------  -----------  ----------  -----------  -----------  -----------
      Total current
        liabilities.......     605,781          4,820           (640)                                           609,961

Long-term debt............     381,844          3,817         (3,817)(a)    977,388(b)   (114,959)(c)   (270,000)(e)  1,049,273
                                                                                                    75,000(f)
Deferred income taxes.....       2,845                                                                            2,845
Other long-term
  liabilities and minority
  interests...............       6,050             96                                                             6,146
                            -----------  ---------------  -----------  ----------  -----------  -----------  -----------
      Total liabilities...     996,520          8,733         (4,457)     977,388    (114,959)    (195,000)   1,668,225

Stockholders' equity:
  Common stock............         133                                                                              133
  Paid-in capital.........   1,405,883                                   (999,963 (b)    (80,932)(c)    269,968(e)    329,805
                                                                                     (265,151)(d)
  Cumulative translation
    adjustment............    (113,022)                                                                        (113,022)
  Retained earnings.......     179,928                                                             (45,000)(f)    134,928
  Treasury stock..........                                                    (37 (b)                   32(e)         (5)
  Equity of purchased
    companies.............                      5,042         (5,042) (a)
                            -----------  ---------------  -----------  ----------  -----------  -----------  -----------
      Total stockholders'
        equity............   1,472,922          5,042         (5,042)  (1,000,000)   (346,083)     225,000      351,839
                            -----------  ---------------  -----------  ----------  -----------  -----------  -----------
      Total liabilities
        and stockholders'
        equity............   $2,469,442     $  13,775      $  (9,499)  $  (22,612)  $(461,042)   $  30,000    $2,020,064
                            -----------  ---------------  -----------  ----------  -----------  -----------  -----------
                            -----------  ---------------  -----------  ----------  -----------  -----------  -----------

       See accompanying notes to pro forma combined financial statements.

                          U.S. OFFICE PRODUCTS COMPANY

                     PRO FORMA COMBINED STATEMENT OF INCOME

                   FOR THE NINE MONTHS ENDED JANUARY 24, 1998

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                    U.S. OFFICE   FISCAL 1998
                                                      PRODUCTS     PURCHASE      PRO FORMA     PRO FORMA
                                                      COMPANY     ACQUISITIONS  ADJUSTMENTS     COMBINED
                                                    ------------  -----------  -------------  ------------
Revenues..........................................  $  1,930,113   $ 140,542   $              $  2,070,655
Cost of revenues..................................     1,390,855      90,566                     1,481,421
                                                    ------------  -----------  -------------  ------------
  Gross profit....................................       539,258      49,976                       589,234

Selling, general and administrative expenses......       436,037      33,676          (2,357 (g)      467,356
Amortization expense..............................        13,830                       4,603(h)       18,433
                                                    ------------  -----------  -------------  ------------
  Operating income................................        89,391      16,300          (2,246)      103,445

Other (income) expense:
  Interest expense................................        27,534         506          48,846(j)       76,886
  Interest income.................................        (1,545)       (169)          1,714(j)
  Other...........................................        (6,369)       (342)                       (6,711)
                                                    ------------  -----------  -------------  ------------
Income from continuing operations before provision
  for income taxes................................        69,771      16,305         (52,806)       33,270
Provision for income taxes........................        32,535       2,161         (13,070 (k)       21,626
                                                    ------------  -----------  -------------  ------------
Income from continuing operations.................  $     37,236   $  14,144   $     (39,736) $     11,644
                                                    ------------  -----------  -------------  ------------
                                                    ------------  -----------  -------------  ------------

Weighted average shares outstanding:
  Basic...........................................       114,758                                   127,822(l)
  Diluted.........................................       117,185                                   130,248(l)

Income per share from continuing operations:
  Basic...........................................  $       0.32                              $       0.09
  Diluted.........................................  $       0.32                              $       0.09

       See accompanying notes to pro forma combined financial statements.

                          U.S. OFFICE PRODUCTS COMPANY

                     PRO FORMA COMBINED STATEMENT OF INCOME

                   FOR THE NINE MONTHS ENDED JANUARY 25, 1997

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                         U.S. OFFICE   FISCAL 1997  FISCAL 1998
                                           PRODUCTS     PURCHASE     PURCHASE     PRO FORMA    PRO FORMA
                                           COMPANY     ACQUISITIONS ACQUISITIONS ADJUSTMENTS    COMBINED
                                         ------------  -----------  -----------  -----------  ------------
Revenues...............................  $  1,498,320   $ 363,229    $ 226,312    $           $  2,087,861
Cost of revenues.......................     1,077,408     259,958      150,345                   1,487,711
                                         ------------  -----------  -----------  -----------  ------------
    Gross profit.......................       420,912     103,271       75,967                     600,150

Selling, general and administrative
  expenses.............................       344,474      93,201       53,931       (7,698)(g)      483,908
Amortization expense...................         8,072                                10,343(h)       18,415
Non-recurring acquisition costs........         7,316                                (7,316)(i)
                                         ------------  -----------  -----------  -----------  ------------
    Operating income...................        61,050      10,070       22,036        4,671         97,827

Other (income) expense:
  Interest expense.....................        27,540       3,109        1,855       44,382(j)       76,886
  Interest income......................        (6,048)       (186)      (1,017)       7,251(j)
  Other................................        (4,073)     (2,156)        (501)                     (6,730)
                                         ------------  -----------  -----------  -----------  ------------
Income from continuing operations
  before provision for income taxes and
  extraordinary items..................        43,631       9,303       21,699      (46,962)        27,671
Provision for income taxes.............        18,238       3,007        7,341      (10,600)(k)       17,986
                                         ------------  -----------  -----------  -----------  ------------
Income from continuing operations
  before extraordinary items...........  $     25,393   $   6,296    $  14,358    $ (36,362)  $      9,685
                                         ------------  -----------  -----------  -----------  ------------
                                         ------------  -----------  -----------  -----------  ------------

Weighted average shares outstanding:
  Basic................................        85,978                                              127,822(l)
  Diluted..............................        87,824                                              129,668(l)
Income per share from continuing
  operations before extraordinary
  items:
  Basic................................  $       0.30                                         $       0.08
  Diluted..............................  $       0.29                                         $       0.07

       See accompanying notes to pro forma combined financial statements.

                          U.S. OFFICE PRODUCTS COMPANY

                     PRO FORMA COMBINED STATEMENT OF INCOME

                    FOR THE FISCAL YEAR ENDED APRIL 26, 1997

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                  (UNAUDITED)

                                             U.S. OFFICE   FISCAL 1997   FISCAL 1998
                                               PRODUCTS      PURCHASE      PURCHASE     PRO FORMA     PRO FORMA
                                               COMPANY     ACQUISITIONS  ACQUISITIONS  ADJUSTMENTS     COMBINED
                                             ------------  ------------  ------------  ------------  ------------
Revenues...................................  $  2,115,954   $  374,886    $  303,169    $            $  2,794,009
Cost of revenues...........................     1,518,287      268,618       201,410                    1,988,315
                                             ------------  ------------  ------------  ------------  ------------
    Gross profit...........................       597,667      106,268       101,759                      805,694

Selling, general and administrative
  expenses.................................       488,215       95,913        70,996        (8,257)(g)      646,867
Amortization expense.......................        12,416                                   12,722(h)       25,138
Non-recurring acquisition costs............         8,001                                   (8,001)(i)
Restructuring costs........................         4,201                                                   4,201
                                             ------------  ------------  ------------  ------------  ------------
    Operating income.......................        84,834       10,355        30,763         3,536        129,488

Other (income) expense:
  Interest expense.........................        36,047        3,170         2,552        60,746(j)      102,515
  Interest income..........................        (6,857)        (212)       (1,448)        8,517(j)
  Other....................................        (4,233)      (2,164)         (753)                      (7,150)
                                             ------------  ------------  ------------  ------------  ------------
Income from continuing operations before
  provision for income taxes and
  extraordinary items......................        59,877        9,561        30,412       (65,727)        34,123
Provision for income taxes.................        27,939        3,056         9,933       (18,748)(k)       22,180
                                             ------------  ------------  ------------  ------------  ------------
Income from continuing operations before
  extraordinary items......................  $     31,938   $    6,505    $   20,479    $  (46,979)  $     11,943
                                             ------------  ------------  ------------                ------------
                                             ------------  ------------  ------------  ------------  ------------
                                                                                       ------------

Weighted average shares outstanding:
  Basic....................................        90,026                                                 127,822(l)
  Diluted..................................        91,761                                                 129,557(l)
Income per share from continuing operations
  before extraordinary items:
  Basic....................................  $       0.35                                            $       0.09
  Diluted..................................  $       0.35                                            $       0.09

       See accompanying notes to pro forma combined financial statements.

                          U.S. OFFICE PRODUCTS COMPANY

                NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS

                                 (IN THOUSANDS)
                                  (UNAUDITED)

1. UNAUDITED PRO FORMA COMBINED BALANCE SHEET ADJUSTMENTS

    (a) Adjustment to reflect purchase price adjustments and repayment of certain short-term and long-term debt associated with the Post January 24, 1998 Purchase Acquisitions. The portion of the consideration assigned to goodwill ($13,255) in transactions accounted for under the purchase method represents the excess of the cost over the fair market value of the net assets acquired. The Company amortizes goodwill over a period of 40 years. The recoverability of the unamortized goodwill will be assessed on an ongoing basis by comparing anticipated undiscounted future cash flows from operations to net book value.

    (b) Adjustment to reflect the Tender Offer, including an increase in borrowings of $977,388 to finance the Tender Offer and the repurchase of 37,037 shares of common stock by the Company for $1,000,000.

    (c) Adjustment to reflect the repayment of $114,959 and the forgiveness of the remaining $80,932 of debt payable to U.S. Office Products by the companies included in the Spin-Off Companies, as U.S. Office Products agreed to allocate a total of $130,000 of debt to the companies included in the Spin-Off Companies at the date of the Distributions.

    (d) Adjustment to remove the remaining net assets of the companies included in the Spin-Off Companies.

    (e) Adjustment to reflect the Equity Investment of $270,000.

    (f) Adjustment to reflect the estimated transaction fees and expenses (including financing costs) associated with the Tender Offer, the Distributions and the Equity Investment of $75,000. These fees and expenses have not been reflected in the unaudited pro forma combined statements of income because they are either capitalizable or are of a non-recurring nature and are directly related to the restructuring transactions.

2. UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME ADJUSTMENTS

    (g) Adjustment to reflect reductions in executive compensation as a result of the elimination of certain executive positions and the renegotiations of executive compensation agreements resulting from certain acquisitions.

    (h) Adjustment to reflect the increase in amortization expense relating to goodwill recorded in purchase accounting related to the Fiscal 1997 Purchase Acquisitions and the Fiscal 1998 Purchase Acquisitions for the periods prior to the respective dates of acquisition. The Company has recorded goodwill amortization in the historical financial statements from the respective dates of acquisition forward. The goodwill is being amortized over an estimated life of 40 years.

    (i) Adjustment to reflect the reduction in non-recurring acquisition costs related to pooling-of-interests business combinations of $8,001 and $7,316 for the fiscal year ended April 26, 1997 and the nine months ended January 25, 1997, respectively.

    (j) Adjustment to reflect the increase in interest expense resulting from the increase in debt as a result of the Tender Offer, partially offset by the proceeds from the Equity Investment. In

                          U.S. OFFICE PRODUCTS COMPANY

                                 (IN THOUSANDS)
                                  (UNAUDITED)

2. UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME ADJUSTMENTS (CONTINUED) addition, the adjustment reflects additional interest expense resulting from the 2003 Notes being outstanding for the entire period presented.

    (k) Adjustment to calculate the provision for income taxes on the combined pro forma results at effective income tax rates of approximately 65%. The difference between the effective tax rate of 65% and the statutory tax rate of 35% relates primarily to state income taxes and non-deductible goodwill amortization expense.

    (l) Basic pro forma earnings per share is calculated based upon 127,822 weighted average shares of common stock outstanding for the year ended April 26, 1997 and the nine months ended January 24, 1998 and January 25, 1997. The amounts are comprised of 133,042 shares outstanding for each of the periods, 37,037 shares repurchased as a result of the Tender Offer and 31,817 shares issued as a result of the Equity Investment. The weighted average shares outstanding used to calculate diluted pro forma earnings per share is based upon the basic weighted average shares outstanding plus 1,735, 2,426 and 1,846 common stock equivalents considered to be outstanding related to stock options for the year ended April 26, 1997 and the nine months ended January 24, 1998 and January 25, 1997, respectively.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of U.S. Office Products Company

    In our opinion, based upon our audits and the reports of other auditors, the accompanying consolidated balance sheet and the consolidated statements of income, of stockholders' equity and of cash flows financial statments listed in the accompanying index present fairly, in all material respects, the financial position of U.S. Office Products Company and its subsidiaries at April 26, 1997 and April 30, 1996, and the results of their operations and their cash flows for each of the three fiscal years in the period ended April 26, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of certain wholly-owned subsidiaries, which statements reflect net income of $7.4 million and $10.4 million included in the Company's income from discontinued operations, net of income taxes, for fiscal years ended April 30, 1996 and 1995, respectively. Those statements were audited by other auditors whose reports thereon have been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for those wholly-owned subsidiaries, is based solely on the reports of the other auditors. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for the opinion expressed above.

    As described in Note 4, as a result of the Strategic Restructuring Plan, the Company has restated its financial statements to account for certain business combinations as purchase transactions.

PRICE WATERHOUSE LLP

Minneapolis, Minnesota
June 6, 1997, except as to the second paragraph of the Common Stock section of Note 15, which is as of November 6, 1997 and Note 4, which is as of January 13, 1998

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
  School Specialty, Inc.

    We have audited the balance sheets of School Specialty, Inc. (formerly known as EDA Corporation) (the Company) as of December 31, 1995 and 1994, and the related statements of operations, changes in shareholders' deficit and cash flows for the years then ended (not presented separately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 1995 and 1994, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

ERNST & YOUNG LLP

Milwaukee, Wisconsin
February 2, 1996

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
  The Re-Print Corporation
  Birmingham, Alabama

    We have audited the accompanying balance sheets of the Re-Print Corporation as of December 31, 1995 and 1994, and the related statements of income, stockholders' equity, and cash flows for three years ended December 31, 1995, 1994, and 1993 (not presented separately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Re-Print Corporation at December 31, 1995 and 1994, and the results of its operations and its cash flows for three years ended December 31, 1995, 1994, and 1993 in conformity with generally accepted accounting principles.

BDO SEIDMAN, LLP

Atlanta, Georgia
February 8, 1996

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
  Hano Document Printers, Inc.:

    We have audited the balance sheet of Hano Document Printers, Inc. as of December 31, 1995 and the related statements of income, stockholders' equity, and cash flows for the year then ended, which are not included herein. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Hano Document Printers, Inc. as of December 31, 1995 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

KPMG PEAT MARWICK LLP

Norfolk, Virginia
August 28, 1996

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
  SFI Corp. and Hano Document Printers, Inc.:

    We have audited the combined balance sheet of SFI Corp. and Hano Document Printers, Inc. (collectively referred to as the "Companies") as of December 31, 1994, and the related statements of income, stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 1994, which are not included herein. These combined financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of SFI Corp. and Hano Document Printers, Inc. as of December 31, 1994 and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 1994 in conformity with generally accepted accounting principles.

KPMG PEAT MARWICK LLP

Norfolk, Virginia
August 28, 1996

                         REPORT OF INDEPENDENT AUDITORS

To the Stockholders and Board of Directors
  Fortran Corp.
  Newington, Virginia

    We have audited the accompanying balance sheet of Fortran Corp. as of March 31, 1996, and 1995 and the related statements of earnings, changes in stockholders' equity, and cash flows for the years ended March 31, 1996, 1995, and 1994 (not presented separately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to and above present fairly, in all material respects, the financial position of Fortran Corp. as of March 31, 1996, and 1995 and the results of its operations and its cash flows for three years ended March 31, 1996, 1995 and 1994 in conformity with generally accepted accounting principles.

    As described in Note 9 to the financial statements, on August 21, 1996, the Company entered into a letter of intent to exchange all of its issued and outstanding shares of common stock for shares of U.S. Office Products Company common stock.

RUBIN, KOEHMSTEDT AND NADLER

Springfield, Virginia
June 7, 1996, except for Note 9,
as to which the date is
October 24, 1996

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
  MTA, Inc.
  Seattle, Washington

    We have audited the consolidated balance sheet of MTA, Inc. (the Company) as of December 31, 1995 and the related statements of income and retained earnings and of cash flows for the period from January 25, 1995 (date of incorporation) to December 31, 1995 (not presented separately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MTA, Inc. as of December 31, 1995, and the results of its operations and its cash flows for the period from January 25, 1995 (date of incorporation) to December 31, 1995, in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Seattle, Washington
September 23, 1996

                         REPORT OF INDEPENDENT AUDITORS

To the Shareholders of
  United Envelope Co., Inc.

    We have audited the combined balance sheets of United Envelope Co., Inc. and its affiliate, Rex Envelope Co., Inc., as at December 31, 1995 and 1994, and the related combined statements of income and retained earnings and cash flows for the years then ended (not presented separately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    As referred to in Note A on "Principles of Combination," the companies, whose financial statements are combined, are related through common ownership and control. In addition, each has pledged certain assets and guaranteed long-term indebtedness of the other as described in the notes to financial statements. In view of their close operating and financial relationship, the preparation of combined financial statements was considered appropriate. The combined statements, however, do not refer to a legal entity and neither of the companies guarantees trade obligations of the other.

    In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of United Envelope Co., Inc. and its affiliate as at December 31, 1995 and 1994, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

HERTZ, HERSON & COMPANY, LLP

New York, New York
March 6, 1996

                         REPORT OF INDEPENDENT AUDITORS

To the Shareholders of
  Huxley Envelope Corporation

    We have audited the balance sheets of Huxley Envelope Corporation as of December 31, 1995 and 1994, and the related statements of income and retained earnings (accumulated deficit) and cash flows for the years then ended (not presented separately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Huxley Envelope Corporation as of December 31, 1995 and 1994, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

HERTZ, HERSON & COMPANY, LLP

New York, New York
March 4, 1996

                          U.S. OFFICE PRODUCTS COMPANY

                           CONSOLIDATED BALANCE SHEET

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                            APRIL 30,    APRIL 26,    JANUARY 24,
                                                                               1996         1997          1998
                                                                            ----------  ------------  ------------
                                                                                                      (UNAUDITED)
                                               ASSETS
Current assets:
  Cash and cash equivalents...............................................  $  183,483  $     44,026  $     45,258
  Accounts receivable, less allowance for doubtful accounts of $3,586,
    $7,337 and $9,110, respectively.......................................     159,448       283,751       324,976
  Inventory...............................................................     103,768       225,998       239,043
  Short-term receivable from discontinued operations......................                    51,977        26,918
  Prepaid expenses and other current assets...............................      47,994        74,580       103,624
                                                                            ----------  ------------  ------------
      Total current assets................................................     494,693       680,332       739,819

Property and equipment, net...............................................      77,529       182,633       217,228
Intangible assets, net....................................................     135,140       611,474       903,722
Other assets..............................................................      64,942       113,407       174,549
Long-term receivable from discontinued operations.........................                    59,914        88,041
Net assets of discontinued operations.....................................      33,674        59,231       346,083
                                                                            ----------  ------------  ------------
      Total assets........................................................  $  805,978  $  1,706,991  $  2,469,442
                                                                            ----------  ------------  ------------
                                                                            ----------  ------------  ------------

                                LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Short-term debt.........................................................  $   94,174  $    144,125  $    332,636
  Accounts payable........................................................      87,546       153,915       164,229
  Accrued compensation....................................................      16,775        32,515        41,262
  Other accrued liabilities...............................................      22,074        63,814        67,654
                                                                            ----------  ------------  ------------
      Total current liabilities...........................................     220,569       394,369       605,781

Long-term debt............................................................     176,230       380,209       381,844
Deferred income taxes.....................................................       6,186         2,458         2,845
Other long-term liabilities and minority interests........................       8,247         8,807         6,050
                                                                            ----------  ------------  ------------
      Total liabilities...................................................     411,232       785,843       996,520
                                                                            ----------  ------------  ------------

Commitments and contingencies

Stockholders' equity:
  Preferred stock, $.001 par value, 500,000 shares authorized, none outstanding
  Common stock, $.001 par value, 500,000,000 shares authorized,
    79,464,423, 104,479,004 and 133,041,979 shares issued and outstanding,
    respectively..........................................................          79           104           133
  Additional paid-in capital..............................................     313,278       809,399     1,405,883
  Cumulative translation adjustment.......................................         770        (5,583)     (113,022)
  Retained earnings.......................................................      80,619       117,228       179,928
                                                                            ----------  ------------  ------------
      Total stockholders' equity..........................................     394,746       921,148     1,472,922
                                                                            ----------  ------------  ------------
      Total liabilities and stockholders' equity..........................  $  805,978  $  1,706,991  $  2,469,442
                                                                            ----------  ------------  ------------
                                                                            ----------  ------------  ------------

          See accompanying notes to consolidated financial statements.

                          U.S. OFFICE PRODUCTS COMPANY

                        CONSOLIDATED STATEMENT OF INCOME

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                            FOR THE NINE MONTHS
                                                           FOR THE FISCAL YEAR ENDED               ENDED
                                                       ---------------------------------  ------------------------
                                                        APRIL 30,   APRIL 30,  APRIL 26,  JANUARY 25,  JANUARY 24,
                                                          1995        1996       1997        1997         1998
                                                       -----------  ---------  ---------  -----------  -----------

                                                                                                (UNAUDITED)
Revenues.............................................   $ 658,494   $1,061,528 $2,115,954  $1,498,320   $1,930,113
Cost of revenues.....................................     485,955     789,436  1,518,287   1,077,408    1,390,855
                                                       -----------  ---------  ---------  -----------  -----------
    Gross profit.....................................     172,539     272,092    597,667     420,912      539,258

Selling, general and administrative expenses.........     152,176     231,569    488,215     344,474      436,037
Amortization expense.................................         801       2,711     12,416       8,072       13,830
Non-recurring acquisition costs......................                   8,057      8,001       7,316
Restructuring costs..................................                     682      4,201
                                                       -----------  ---------  ---------  -----------  -----------
    Operating income.................................      19,562      29,073     84,834      61,050       89,391

Interest expense.....................................       3,401       8,132     36,047      27,540       27,534
Interest income......................................        (675)     (3,506)    (6,857)     (6,048)      (1,545)
Other income.........................................      (1,456)       (684)    (4,233)     (4,073)      (6,369)
                                                       -----------  ---------  ---------  -----------  -----------
Income from continuing operations before provision
  for income taxes and extraordinary items...........      18,292      25,131     59,877      43,631       69,771
Provision for income taxes...........................       2,800       6,032     27,939      18,238       32,535
                                                       -----------  ---------  ---------  -----------  -----------
Income from continuing operations before
  extraordinary items................................      15,492      19,099     31,938      25,393       37,236
Income from discontinued operations, net of income
  taxes..............................................      15,675      15,778     26,800      20,411       25,464
                                                       -----------  ---------  ---------  -----------  -----------
Income before extraordinary items....................      31,167      34,877     58,738      45,804       62,700
Extraordinary items--losses on early terminations of
  credit facilities, net of income taxes.............                     701      1,450         612
                                                       -----------  ---------  ---------  -----------  -----------
Net income...........................................   $  31,167   $  34,176  $  57,288   $  45,192    $  62,700
                                                       -----------  ---------  ---------  -----------  -----------
                                                       -----------  ---------  ---------  -----------  -----------
Per share amounts:
  Basic:
    Income from continuing operations before
      extraordinary items............................   $    0.34   $    0.28  $    0.35   $    0.30    $    0.32
    Income from discontinued operations..............        0.34        0.24       0.31        0.24         0.23
    Extraordinary items..............................                   (0.01)     (0.02)      (0.01)
                                                       -----------  ---------  ---------  -----------  -----------
    Net income.......................................   $    0.68   $    0.51  $    0.64   $    0.53    $    0.55
                                                       -----------  ---------  ---------  -----------  -----------
                                                       -----------  ---------  ---------  -----------  -----------
  Diluted:
    Income from continuing operations before
      extraordinary items............................   $    0.34   $    0.28  $    0.35   $    0.29    $    0.32
    Income from discontinued operations..............        0.34        0.23       0.29        0.23         0.22
    Extraordinary items..............................                   (0.01)     (0.02)      (0.01)
                                                       -----------  ---------  ---------  -----------  -----------
    Net Income.......................................        0.68   $    0.50  $    0.62   $    0.51    $    0.54
                                                       -----------  ---------  ---------  -----------  -----------
                                                       -----------  ---------  ---------  -----------  -----------

Unaudited pro forma income from continuing operations
  before extraordinary items (see Note 11)...........                          $  29,962
                                                                               ---------
                                                                               ---------

Unaudited pro forma basic income per share from
  continuing operations before extraordinary items...                          $    0.33
                                                                               ---------
                                                                               ---------

Unaudited pro forma diluted income per share from
  continuing operations before extraordinary items...                          $    0.33
                                                                               ---------
                                                                               ---------

          See accompanying notes to consolidated financial statements.

                          U.S. OFFICE PRODUCTS COMPANY

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                             COMMON STOCK      ADDITIONAL   CUMULATIVE                             TOTAL
                                          ------------------    PAID-IN     TRANSLATION  RETAINED   TREASURY   STOCKHOLDERS'
                                            SHARES    AMOUNT    CAPITAL     ADJUSTMENT   EARNINGS    STOCK        EQUITY
                                          ----------  ------   ----------   ----------   --------   --------   -------------
Balance at April 30, 1994...............  38,443,262  $  38     $26,483       $ (340)    $ 58,733   $ (7,562)     $77,352
  Transactions of Combined Companies
  upon formation of Company:
    Issuance of common stock............   5,817,000      6          (5)                                                1
    Capital contribution................                          1,500                                             1,500
    Distributions to stockholders.......                                                  (11,300)                (11,300)
    Adjustments to stockholders'
      equity............................                        (12,597)                    5,035      7,562
    Cash dividends......................                                                     (222)                   (222)
  Issuance of common stock, net of
    associated expenses in conjunction
    with:
    Initial public offering.............   5,606,250      6      32,684                                            32,690
    Acquisition.........................   1,312,500      1       8,749                                             8,750
  Transactions of Pooled Companies:
    Exercise of warrants and stock
      options...........................      20,345                201                                               201
    Cash dividends......................                                                  (16,086)                (16,086)
  Adjustment to conform the year-ends of
    Pooled Companies....................                                                    2,235                   2,235
  Cumulative translation adjustments....                                         207                                  207
  Net income............................                                                   31,167                  31,167
                                          ----------  ------   ----------   ----------   --------   --------   -------------

Balance at April 30, 1995...............  51,199,357     51      57,015         (133)      69,562                 126,495
  Issuances of common stock, net of
    associated expenses in conjunction
    with:
    Public offerings....................  14,352,068     14     174,723                                           174,737
    Acquisitions........................  11,120,163     11      68,607                                            68,618
    Exercise of stock options, including
      tax benefits......................      95,025              1,023                                             1,023
  Transactions of Pooled Companies:
    Issuances of common stock for cash
      and repayment of debt.............     872,249      1       8,297                                             8,298
    Capital contributions...............                            500                                               500
    Exercise of warrants and stock
      options...........................     978,923      1       1,752                                             1,753
    Cash and stock dividends............     846,638      1       1,361                   (32,017)                (30,655)
  Adjustment to conform the year-ends of
    Pooled Companies....................                                                    8,898                   8,898
  Cumulative translation adjustments....                                         903                                  903
  Net income............................                                                   34,176                  34,176
                                          ----------  ------   ----------   ----------   --------   --------   -------------

Balance at April 30, 1996...............  79,464,423     79     313,278          770       80,619                 394,746

                                  (Continued)

                          U.S. OFFICE PRODUCTS COMPANY

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                            COMMON STOCK          ADDITIONAL   CUMULATIVE                               TOTAL
                                     --------------------------    PAID-IN     TRANSLATION   RETAINED    TREASURY    STOCKHOLDERS'
                                        SHARES        AMOUNT       CAPITAL     ADJUSTMENT    EARNINGS      STOCK        EQUITY
                                     -------------  -----------  ------------  -----------  ----------  -----------  ------------
Balance at April 30, 1996..........     79,464,423   $      79   $    313,278  $       770  $   80,619                $  394,746
  Issuances of common stock, net of
    associated expenses in
    conjunction with:
    Public offering................     13,023,497          13        275,699                                            275,712
    Direct equity investment.......      1,875,000           2         38,111                                             38,113
    Acquisitions...................      8,685,450           9        166,071                                            166,080
    Exercise of stock options,
      including tax benefits.......        197,742                      2,843                                              2,843
    Employee stock purchase plan...        229,998                      3,145                                              3,145
  Transactions of Pooled Companies:
    Issuances of common stock for
      repayment of debt and payment
      of acquisition expenses......        409,631                      6,859                                              6,859
    Capital contributions..........         12,342                      1,857                                              1,857
    Exercise of warrants and stock
      options......................        478,616           1          1,979                                              1,980
    Retirement of common stock.....        102,305                       (443)                     (34)                     (477)
    Cash dividends paid and
      declared.....................                                                            (20,931)                  (20,931)
  Adjustment to conform the
    year-ends of Pooled
    Companies......................                                                                286                       286
  Cumulative translation
    adjustments....................                                                 (6,353)                               (6,353)
  Net income.......................                                                             57,288                    57,288
                                     -------------       -----   ------------  -----------  ----------  -----------  ------------
Balance at April 26, 1997..........    104,479,004         104        809,399       (5,583)    117,228                   921,148
Unaudited data:
Issuance of common stock, net of
  associated expenses in
  conjunction with:
  Acquisitions.....................     27,792,099          28        585,509                                            585,537
  Repayment of debt................         28,179                        570                                                570
  Exercise of stock options,
    including tax benefits.........        609,494           1          7,600                                              7,601
  Employee stock purchase plan.....        169,723                      2,805                                              2,805
Share adjustments at Pooled
  Companies........................        (36,520)
Cumulative translation
  adjustments......................                                               (107,439)                             (107,439)
Net income.........................                                                             62,700                    62,700
                                     -------------       -----   ------------  -----------  ----------  -----------  ------------
Balance at January 24, 1998
  (unaudited)......................    133,041,979   $     133   $  1,405,883  $  (113,022) $  179,928                $1,472,922
                                     -------------       -----   ------------  -----------  ----------  -----------  ------------
                                     -------------       -----   ------------  -----------  ----------  -----------  ------------

          See accompanying notes to consolidated financial statements

                          U.S. OFFICE PRODUCTS COMPANY

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                                     FOR THE NINE MONTHS
                                                                    FOR THE FISCAL YEAR ENDED               ENDED
                                                                ---------------------------------  ------------------------
                                                                 APRIL 30,   APRIL 30,  APRIL 26,  JANUARY 25,  JANUARY 24,
                                                                   1995        1996       1997        1997         1998
                                                                -----------  ---------  ---------  -----------  -----------

                                                                                                         (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)...........................................   $  31,167   $  34,176  $  57,288   $  45,192    $  62,700
  Adjustments to reconcile net income to net cash provided by
    (used in) operating activities:
    Income from discontinued operations.......................     (15,675)    (15,778)   (26,800)    (20,411)     (25,464)
    Depreciation and amortization.............................       6,521      10,999     36,102      23,233       41,787
    Non-recurring acquisition costs...........................                   8,057      8,001       7,316
    Unrealized foreign currency gain..........................                             (3,420)     (3,420)
    Deferred income taxes.....................................        (367)       (196)    (1,035)      3,600           73
    Extraordinary losses......................................                     701      1,450         612
    Equity in net income of affiliate.........................                               (782)       (265)        (878)
    Gain on sale of investment................................                                                      (1,059)
    Changes in current assets and liabilities (net of assets
      acquired and liabilities assumed in business
      combinations):
      Accounts receivable.....................................     (18,911)        969    (26,237)    (32,154)     (29,940)
      Inventories.............................................      (6,130)      1,861     (3,400)     (6,718)     (14,417)
      Prepaid expenses and other current assets...............      (1,417)    (23,780)    (6,059)     (1,539)      (3,909)
      Accounts payable........................................       7,349       2,802    (26,692)    (22,922)       2,245
      Accrued liabilities.....................................       5,204        (565)     7,396      (1,771)       5,699
                                                                -----------  ---------  ---------  -----------  -----------
        Net cash provided by (used in) operating activities...       7,741      19,246     15,812      (9,247)      36,837
                                                                -----------  ---------  ---------  -----------  -----------
Cash flows from investing activities:
  Cash paid in acquisitions, net of cash received.............     (15,993)    (89,223)  (345,319)   (323,813)     (33,642)
  Payments of acquisition and restructuring costs.............                  (7,283)    (5,343)     (4,094)      (5,771)
  Additions to property and equipment, net of disposals.......     (11,049)    (17,868)   (34,036)    (15,891)     (28,200)
  Investment in affiliate.....................................                            (41,270)    (41,270)     (40,773)
  Proceeds from sale of investment............................                                                       5,729
  Other.......................................................         867      (5,687)     2,013      (5,476)       3,190
                                                                -----------  ---------  ---------  -----------  -----------
        Net cash used in investing activities.................     (26,175)   (120,061)  (423,955)   (390,544)     (99,467)
                                                                -----------  ---------  ---------  -----------  -----------
Cash flows from financing activities:
  Proceeds from issuance of common stock......................      32,811     180,230    318,899      41,868        8,239
  Proceeds from issuance of long-term debt....................       6,553     139,040    225,387     224,080          457
  Payments of long-term debt..................................      (3,643)    (13,143)  (174,788)   (163,112)     (10,647)
  Net advances to discontinued operations.....................                           (111,891)    (76,021)     (99,213)
  Proceeds from (payments of) short-term debt, net............       3,433     (39,077)    24,132     259,705      172,000
  Payments to terminate credit facility.......................                               (261)       (261)
  Payments of dividends at Pooled Companies...................      (7,700)     (8,287)    (6,158)     (6,122)
  Capital contributed by stockholders of Pooled Companies.....                     400      1,814       1,814
  Adjustment to conform fiscal year-ends of certain Pooled
    Companies.................................................         601      (1,397)       286         286
  Capital contributed by Combined Company stockholder.........       1,500
  Payments to stockholders of Combined Companies..............     (11,300)
                                                                -----------  ---------  ---------  -----------  -----------
        Net cash provided by financing activities.............      22,255     257,766    277,420     282,237       70,836
                                                                -----------  ---------  ---------  -----------  -----------
Effect of exchange rates on cash and cash equivalents.........        (180)       (121)      (511)       (345)      (3,159)
                                                                -----------  ---------  ---------  -----------  -----------
Cash provided by (used in) discontinued operations............       3,549       1,707     (8,223)     (3,170)      (3,815)
                                                                -----------  ---------  ---------  -----------  -----------
Net increase (decrease) in cash and cash equivalents..........       7,190     158,537   (139,457)   (121,069)       1,232
Cash and cash equivalents at beginning of period..............      17,756      24,946    183,483     183,483       44,026
                                                                -----------  ---------  ---------  -----------  -----------
Cash and cash equivalents at end of period....................   $  24,946   $ 183,483  $  44,026   $  62,414    $  45,258
                                                                -----------  ---------  ---------  -----------  -----------
                                                                -----------  ---------  ---------  -----------  -----------
Supplemental disclosure of cash flow information:
    Interest paid.............................................   $   7,731   $   3,426  $  36,536   $  28,980    $  26,962
    Income taxes paid.........................................       7,044       7,814     22,734      18,852       24,017

                          U.S. OFFICE PRODUCTS COMPANY

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

    The Company issued common stock, notes payable and cash in connection with certain business combinations accounted for under the purchase method during fiscal 1995, 1996 and 1997 and the nine months ended January 25, 1997 and January 24, 1998. The fair values of the assets and liabilities of the acquired companies at the dates of the acquisitions are presented as follows:

                                                                                                           FOR THE NINE MONTHS
                                                                        FOR THE FISCAL YEAR ENDED                 ENDED
                                                                  -------------------------------------  ------------------------
                                                                   APRIL 30,    APRIL 30,    APRIL 26,   JANUARY 25,  JANUARY 24,
                                                                     1995         1996         1997         1997         1998
                                                                  -----------  -----------  -----------  -----------  -----------

                                                                                                               (UNAUDITED)
Accounts receivable.............................................   $  15,350    $  70,640    $  99,747    $  88,202    $  27,284
Inventories.....................................................      10,331       49,602      115,995      119,584       18,970
Prepaid expenses and other current assets.......................         956        8,412       20,874       13,559       15,806
Property and equipment..........................................       3,248       30,442       94,112      107,202       52,695
Intangible assets...............................................      21,079      119,493      490,011      432,219      371,606
Other assets....................................................      (1,149)      51,698        7,748        5,174       34,759
Short-term debt.................................................      (8,253)     (95,971)     (20,612)     (12,819)      (8,755)
Accounts payable................................................      (9,180)     (44,034)     (99,753)     (89,338)     (20,058)
Accrued liabilities.............................................      (3,297)     (19,719)     (52,464)     (81,506)     (13,870)
Long-term debt..................................................        (905)     (11,635)    (153,448)    (115,017)     (20,320)
Other long-term liabilities and minority interest...............        (437)      (7,751)      (1,296)      (8,262)        (357)
                                                                  -----------  -----------  -----------  -----------  -----------
        Net assets acquired.....................................   $  27,743    $ 151,177    $ 500,914    $ 458,998    $ 457,760
                                                                  -----------  -----------  -----------  -----------  -----------
                                                                  -----------  -----------  -----------  -----------  -----------
The acquisitions were funded as follows:

Common stock....................................................   $   8,750    $  61,167    $ 155,595    $ 135,185    $ 424,118
Debt............................................................       3,000          787
Cash............................................................      15,993       89,223      345,319      323,813       33,642
                                                                  -----------  -----------  -----------  -----------  -----------
    Total.......................................................   $  27,743    $ 151,177    $ 500,914    $ 458,998    $ 457,760
                                                                  -----------  -----------  -----------  -----------  -----------
                                                                  -----------  -----------  -----------  -----------  -----------

Noncash transactions:

- During fiscal 1996, 1997 and the nine months ended January 24, 1998 (unaudited) the Company issued 291,671, 384,630 and 28,179 shares of common stock, respectively, to repay $2,470, $6,359 and $570 of indebtedness, respectively.

- During fiscal 1996, 1997 and the nine months ended January 24, 1998 (unaudited), the Company recorded additional paid-in capital of approximately $426, $1,250 and $2,168, respectively, related to the tax benefit on stock options exercised.

- During fiscal 1996, one Pooled Company converted $1,385 of debt to common stock.

- During fiscal 1996, one Pooled Company paid a dividend of $9,851 through the issuance of 846,638 shares of common stock

          See accompanying notes to consolidated financial statements.

                          U.S. OFFICE PRODUCTS COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 1--BUSINESS ORGANIZATION

    U.S. Office Products Company ("U.S. Office Products" and the "Company") was founded in October 1994. The Company is a supplier of a broad range of office and educational products and business services to corporate, commercial, industrial and educational customers. The Company operates throughout the United States, as well as in New Zealand, Australia and Canada and, through a 49% owned affiliate, in the United Kingdom.

NOTE 2--FORMATION OF COMPANY

    Concurrent with the closing of its initial public offering in February 1995, the Company acquired four companies (the "Combined Companies") for a combination of its common stock and cash and acquired two companies in business combinations accounted for under the purchase method. Because of the substantial ongoing interest of the stockholders of the Combined Companies in U.S. Office Products, the assets and liabilities of the Combined Companies were combined on a historical cost basis. The capital stock of the Combined Companies is included in additional paid-in capital.

NOTE 3--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

    The accompanying consolidated financial statements and related notes to consolidated financial statements include the accounts of U.S. Office Products, the Combined Companies and the companies acquired in business combinations accounted for under the purchase method (the "Purchased Companies") from their respective acquisition dates and give retroactive effect to the results of the companies acquired in business combinations accounted for under the pooling-of-interests method (the "Pooled Companies") for all periods presented.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

DEFINITION OF FISCAL YEAR

    As used in these consolidated financial statements and related notes to consolidated financial statements, "fiscal 1997," "fiscal 1996" and "fiscal 1995" refer to the Company's fiscal years ended April 26, 1997 and April 30, 1996 and 1995, respectively. On August 20, 1996, the Company's Board of Directors approved a change in the Company's fiscal year-end, effective for the 1997 fiscal year, from April 30 to the last Saturday in April.

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Company and its majority owned subsidiaries. Investments in less than 50% owned entities are accounted for under the equity method. All significant intercompany transactions and accounts are eliminated in consolidation.

                          U.S. OFFICE PRODUCTS COMPANY

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 3--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
CASH AND CASH EQUIVALENTS

    The Company considers temporary cash investments with original maturities of three months or less from the date of purchase to be cash equivalents.

CONCENTRATION OF CREDIT RISK

    Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of trade accounts receivable. Receivables arising from sales to customers are not collateralized and, as a result, management continually monitors the financial condition of its customers to reduce the risk of loss.

INVENTORIES

    Inventories are stated at the lower of cost or market with cost determined on a first-in, first-out (FIFO) basis and consist primarily of products held for sale.

PROPERTY AND EQUIPMENT

    Property and equipment is stated at cost. Additions and improvements are capitalized. Maintenance and repairs are expensed as incurred. Depreciation of property and equipment is calculated using the straight-line method over the estimated useful lives of the respective assets. The estimated useful lives range from 25 to 40 years for buildings and its components and 3 to 15 years for furniture, fixtures and equipment. Property and equipment leased under capital leases is being amortized over the lesser of its useful life or its lease terms.

INTANGIBLE ASSETS

    Intangible assets consist primarily of goodwill, which represents the excess of cost over the fair value of assets acquired in business combinations accounted for under the purchase method. Substantially all goodwill is amortized on a straight line basis over estimated useful lives of 25 to 40 years. Management periodically evaluates the recoverability of goodwill, which would be adjusted for a permanent decline in value, if any, by comparing anticipated undiscounted future cash flows from operations to net book value.

TRANSLATION OF FOREIGN CURRENCIES

    Balance sheet accounts of foreign subsidiaries are translated using the year-end exchange rate, and statement of income accounts are translated using the average exchange rate for the year. Translation adjustments are recorded as a separate component of stockholders' equity.

DERIVATIVE FINANCIAL INSTRUMENTS

    The Company's wholly-owned foreign subsidiary has entered into forward foreign currency exchange contracts (the "Exchange Contracts") with counterparties to hedge the exposure of foreign currency fluctuations to the extent permissible by hedge accounting requirements. At April 26, 1997, the Exchange Contracts, in the notional amount of $3,319, hedge certain foreign currency denominated assets. The Exchange Contracts generally have maturity dates of 60 days or less. Discounts or premiums on the Exchange Contracts are amortized over the life of the contracts.

                          U.S. OFFICE PRODUCTS COMPANY

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 3--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    The Company's wholly-owned foreign subsidiary also entered into interest rate swap agreements (the "Swap Agreements") with counterparties to convert the interest rates associated with certain outstanding debt from variable rates to fixed rates. The notional amount of the Swap Agreements was $43,000 at April 30, 1996. During fiscal 1997, the Swap Agreements were terminated resulting in a loss of $117.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The estimated fair value of the Company's financial instruments has been determined using the following methods and assumptions:

- The carrying amounts of cash and cash equivalents, accounts receivable and accounts payable approximate fair value;

- The fair values of the 5 1/2% Convertible Subordinated Notes due 2001 and the 5 1/2% Convertible Subordinated Notes due 2003 are based on quoted market prices;

- The carrying amounts of the Company's debt, other than the 5 1/2% Convertible Subordinated Notes due 2001 and the 5 1/2% Convertible Subordinated Notes due 2003, approximate fair value, estimated by discounted cash flow analyses based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

INCOME TAXES

    Income taxes have been computed utilizing the asset and liability approach which requires the recognition of deferred tax assets and liabilities for the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. Certain companies acquired in pooling-of-interests transactions elected to be taxed as Subchapter S corporations, and accordingly, no federal income taxes were recorded by those companies for periods prior to their acquisition by U.S. Office Products.

TAXES ON UNDISTRIBUTED EARNINGS

    No provision is made for U.S. income taxes on earnings of subsidiary companies which the Company controls but does not include in the consolidated federal income tax return since it is management's practice and intent to permanently reinvest the earnings of these subsidiaries.

REVENUE RECOGNITION

    Revenue is recognized upon the delivery of products or upon the completion of services provided to customers as no additional obligations to the customers exist. The Company also leases equipment to customers under both short-term and long-term lease agreements. Revenue related to short-term leases is recognized on a monthly basis over the life of the lease. Certain long-term leases qualify as sales-type leases and, accordingly, the present value of the future lease payments is recognized as income upon delivery of the equipment to the customer.

                          U.S. OFFICE PRODUCTS COMPANY

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 3--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
COST OF REVENUES

    Vendor rebates are recognized on an accrual basis in the period earned and are recorded as a reduction to cost of revenues. Delivery and occupancy costs are included in cost of revenues.

NON-RECURRING ACQUISITION COSTS

    Non-recurring acquisition costs represent acquisition costs incurred by the Company in business combinations accounted for under the pooling-of-interests method. These costs include legal and accounting fees, investment banking fees, recognition of transaction related obligations and various other acquisition related costs.

RESTRUCTURING COSTS

    The Company records the costs of consolidating existing Company facilities into acquired operations, including the external costs and liabilities to close redundant Company facilities and severance and relocation costs related to the Company's employees in accordance with EITF Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in Restructuring)."

ACCRUED ACQUISITION COSTS

    The Company accrues the direct external costs incurred in conjunction with the consummation of business combinations and the costs incurred to consolidate acquired operations into existing Company facilities, including the external costs and liabilities to close redundant facilities and severance and relocation costs related to the acquired entity's employees in accordance with EITF Issue No. 95-3, "Recognition of Liabilities in Connection with a Purchase Business Combination."

NET INCOME PER SHARE

    Net income per share is calculated in accordance with Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share."

NEW ACCOUNTING PRONOUNCEMENTS

    The Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." The Statement requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. The adoption of SFAS 121 did not have a material effect on the Company's consolidated operating results or financial position.

    The Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation," during fiscal 1997. Under the provisions of SFAS 123, companies can elect to account for stock-based compensation plans using a fair-value based method or continue measuring compensation expense for those plans using the intrinsic value method prescribed in APB Opinion No. 25. The Company has elected to continue using the intrinsic value method to account for stock-based compensation plans. Pro forma disclosures of net income and net income per share, as if the fair value-based method of accounting defined in SFAS 123 has been applied, are presented in Note 15.

                          U.S. OFFICE PRODUCTS COMPANY

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 3--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
UNAUDITED INTERIM FINANCIAL DATA

    In the opinion of management, the Company has made all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the financial condition of the Company as of January 24, 1998 and the results of operations and of cash flows for the nine months ended January 25, 1997 and January 24, 1998, as presented in the accompanying unaudited consolidated financial data.

NOTE 4--STRATEGIC RESTRUCTURING PLAN

    In January 1998, the Company's Board of Directors (the "Board") approved a comprehensive restructuring plan (the "Strategic Restructuring Plan"). The principal elements of the Strategic Restructuring Plan are (i) a self-tender offer by the Company (the "Tender Offer") to purchase 37,037 shares of Company common stock at $27.00 per share and the incurrence of significant additional debt to pay a portion of the purchase price of the shares in the Tender Offer;
(ii) after acceptance of shares in the Tender Offer, the pro rata distribution to U.S. Office Products stockholders of shares of four companies (the "Spin-Off Companies") that will conduct the Company's current print management, corporate travel services, educational supplies and technology solutions businesses (the "Distributions"); and (iii) following acceptance of shares in the Tender Offer and the record date for the Distributions, the sale to an affiliate of an investment fund managed by Clayton, Dubilier & Rice, Inc. ("Investor") of equity interests in U.S. Office Products. In these transactions, Investor will not acquire any equity interest in the Spin-Off Companies. The Distributions are expected to be tax-free to both the Company and its stockholders (except for any cash in lieu of fractional shares received by stockholders). The Company expects the Strategic Restructuring Plan to be completed in the second calendar quarter of 1998. The transactions are subject to a number of conditions, including financing, approval of the Company's stockholders and receipt of regulatory approvals.

DISCONTINUED OPERATIONS

    As a result of the Strategic Restructuring Plan, the Spin-Off Companies are reflected as discontinued operations for all periods presented in the Company's consolidated financial statements. The income from discontinued operations included in the consolidated statement of income represents the sum of the results of the Company's Print Management, Corporate Travel Services, Educational Supplies and Technology Solutions divisions for the periods presented and is summarized as follows:

                                                               CORPORATE                                TOTAL
                                                    PRINT        TRAVEL    EDUCATIONAL  TECHNOLOGY   DISCONTINUED
                                                  MANAGEMENT    SERVICES    SUPPLIES     SOLUTIONS    OPERATIONS
                                                 ------------  ----------  -----------  -----------  ------------
FISCAL 1995:
  Revenues.....................................   $  139,732   $   34,569   $ 119,510    $  88,999    $  382,810
  Operating income.............................        5,571        2,905       4,479        8,199        21,154
  Income before provision for income taxes.....        3,982        2,992       1,558        8,097        16,629
  Provision for income taxes...................          317           18         218          401           954
  Income from discontinued operations,
    net of income taxes........................        3,665        2,974       1,340        7,696        15,675

                          U.S. OFFICE PRODUCTS COMPANY

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 4--STRATEGIC RESTRUCTURING PLAN (CONTINUED)

                                                               CORPORATE                                TOTAL
                                                    PRINT        TRAVEL    EDUCATIONAL  TECHNOLOGY   DISCONTINUED
                                                  MANAGEMENT    SERVICES    SUPPLIES     SOLUTIONS    OPERATIONS
                                                 ------------  ----------  -----------  -----------  ------------
FISCAL 1996:
  Revenues.....................................   $  314,999   $   45,267   $ 150,343    $ 114,293    $  624,902
  Operating income.............................       12,455        3,068       2,484        9,252        27,259
  Income (loss) before provision for (benefit
    from) income taxes.........................        6,933        2,863      (3,194)      10,631        17,233
  Provision for (benefit from) income taxes....          (33)         565         173          750         1,455
  Income (loss) from discontinued operations,
    net of income taxes........................        6,966        2,298      (3,367)       9,881        15,778

FISCAL 1997:
  Revenues.....................................   $  334,220   $   57,677   $ 191,746    $ 136,278    $  719,921
  Operating income.............................       16,426        5,668      10,295       11,198        43,587
  Income before provision for income taxes.....       11,224        5,450       6,375       10,914        33,963
  Provision for (benefit from) income taxes....        3,651        1,353      (2,034)       4,193         7,163
  Income from discontinued operations,
    net of income taxes........................        7,573        4,097       8,409        6,721        26,800

NINE MONTHS ENDED JANUARY 25, 1997
(UNAUDITED):
  Revenues.....................................   $  244,764   $   41,527   $ 159,977    $ 101,295    $  547,563
  Operating Income.............................       14,750        3,105      10,839        8,448        37,142
  Income before provision for income taxes.....       10,259        3,031       7,878        8,182        29,350
  Provision for income taxes...................        2,249          551       4,085        2,054         8,939
  Income from discontinued operations net of
    income taxes...............................        8,010        2,480       3,793        6,128        20,411

NINE MONTHS ENDED JANUARY 24, 1998
(UNAUDITED):
  Revenues.....................................   $  257,777   $   80,707   $ 247,880    $ 142,512    $  728,876
  Operating Income.............................       14,028        5,719      21,349       11,630        52,726
  Income before provision for income taxes.....       12,577        5,522      16,916       11,644        46,659
  Provision for income taxes...................        5,629        2,794       7,734        5,038        21,195
  Income from discontinued operations net of
    income taxes...............................        6,948        2,728       9,182        6,606        25,464

                          U.S. OFFICE PRODUCTS COMPANY

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 4--STRATEGIC RESTRUCTURING PLAN (CONTINUED)
    The results of the Spin-Off Companies include allocations of interest expense, at U.S. Office Products' weighted average interest rates, and do not include any allocations of corporate overhead from U.S. Office Products during the periods presented.

    The net assets of the discontinued operations included in the Company's consolidated balance sheet represent the sum of the net assests of the Company's Print Management, Corporate Travel Services, Educational Supplies and Technology Solutions divisions for the periods presented and are summarized as follows:

                                                               CORPORATE                                 TOTAL
                                                    PRINT        TRAVEL    EDUCATIONAL   TECHNOLOGY   DISCONTINUED
                                                  MANAGEMENT    SERVICES     SUPPLIES     SOLUTIONS    OPERATIONS
                                                 ------------  ----------  ------------  -----------  ------------
APRIL 30, 1996:
  Current assets...............................   $   78,071   $    6,103   $   38,557    $  25,640    $  148,371
  Property, plant and equipment, net...........       32,703        7,948        7,647        1,756        50,054
  Intangible assets, net.......................          879        5,456        7,142                     13,477
  Other assets.................................        6,029          539          777          875         8,220
  Current liabilities..........................      (56,532)      (7,402)     (42,670)     (22,344)     (128,948)
  Long-term liabilities........................      (34,065)      (6,869)     (15,766)        (800)      (57,500)
                                                 ------------  ----------  ------------  -----------  ------------
    Net assets of discontinued operations......   $   27,085   $    5,775   $   (4,313)   $   5,127    $   33,674
                                                 ------------  ----------  ------------  -----------  ------------
                                                 ------------  ----------  ------------  -----------  ------------
APRIL 26, 1997:
  Current assets...............................   $   81,310   $    6,935   $   55,709    $  30,542    $  174,496
  Property, plant and equipment, net...........       34,175        7,953       14,478        2,164        58,770
  Intangible assets, net.......................          705        7,112       20,824                     28,641
  Other assets.................................        7,807          581          359        2,005        10,752
  Current liabilities..........................      (66,413)     (11,886)     (39,712)     (20,530)     (138,541)
  Long-term liabilities........................      (31,399)      (5,218)     (35,052)      (3,218)      (74,887)
                                                 ------------  ----------  ------------  -----------  ------------
    Net assets of discontinued operations......   $   26,185   $    5,477   $   16,606    $  10,963    $   59,231
                                                 ------------  ----------  ------------  -----------  ------------
                                                 ------------  ----------  ------------  -----------  ------------
JANUARY 24, 1998 (UNAUDITED):
  Current assets...............................   $   85,326   $   22,609   $   86,676    $  64,618    $  259,229
  Property, plant and equipment, net...........       31,063       19,406       20,489        5,074        76,032
  Intangible assets, net.......................        5,369       85,525       94,651       63,891       249,436
  Other assets.................................        5,099        1,002        2,595          508         9,204
  Current liabilities..........................      (58,449)     (20,236)     (35,529)     (31,252)     (145,466)
  Long-term liabilities........................      (10,530)     (15,957)     (63,307)     (12,558)     (102,352)
                                                 ------------  ----------  ------------  -----------  ------------
    Net assets of discontinued operations......   $   57,878   $   92,349   $  105,575    $  90,281    $  346,083
                                                 ------------  ----------  ------------  -----------  ------------
                                                 ------------  ----------  ------------  -----------  ------------

    The short-term and long-term receivables from discontinued operations reflected in the unaudited January 24, 1998 Consolidated Balance Sheet are expected to be recovered from the Spin-Off Companies in connection with the Distributions.

                          U.S. OFFICE PRODUCTS COMPANY

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 4--STRATEGIC RESTRUCTURING PLAN (CONTINUED)
PURCHASE ACCOUNTING RESTATEMENT

    On December 24, 1997, the Company filed a Current Report on Form 8-K with the Securities and Exchange Commission which included audited supplemental consolidated financial statements (the "Supplemental Financial Statements"). The Supplemental Financial Statements gave retroactive effect to 20 fiscal 1998 business combinations, including the Mail Boxes Etc. acquisition, which were originally accounted for under the pooling-of-interests method.

    As a result of the Strategic Restructuring Plan and as required by generally accepted accounting principles, the Company has restated its consolidated financial statements for all periods to account for these acquisitions (as well as two subsequent business combinations originally accounted for under the pooling-of-interests method) under the purchase method. In relation to amounts reflected in the Supplemental Financial Statements, this restatement and the reclassification of assets and liabilities for discontinued operations, as discussed above, had the combined effect of reducing the Company's reported total assets at April 26, 1997 by $267,430 and reported net income for the fiscal year then ended by $17,811 (or $0.02 per share). Additionally, the restatement of the 22 business combinations as purchase transactions gave rise to approximately $422.8 million of goodwill, associated with both continuing and discontinued operations, during the nine months ended January 24, 1998.

NOTE 5--BUSINESS COMBINATIONS

POOLING-OF-INTERESTS METHOD

    In fiscal 1996 and 1997, the Company issued 8,440,852 and 22,108,776 shares of common stock, respectively, to acquire 14 companies (the "1996 Poolings") and 40 companies, including 25 companies related to the continuing operations (the "1997 Poolings"), respectively, in business combinations accounted for under the pooling-of-interests method. The Company's consolidated financial statements give retroactive effect to the acquisitions of the Pooled Companies for all periods presented. Certain of the Pooled Companies previously reported on fiscal years ending other than April 30, 1996 and April 26, 1997.

    Commencing on May 1, 1995 and 1996, the year-ends of the 1996 Poolings and the 1997 Poolings were changed to April 30, 1996 and April 26, 1997, respectively, resulting in adjustments to retained earnings of $2,235, $8,898 and $286 during fiscal 1995, 1996 and 1997, respectively. Following is a summary of the results related to the adjustments to retained earnings:

                                                                                     FOR THE FISCAL YEAR ENDED
                                                                                 ---------------------------------
                                                                                 APRIL 30,  APRIL 30,   APRIL 26,
                                                                                   1995        1996        1997
                                                                                 ---------  ----------  ----------
Revenues.......................................................................  $  55,126  $  245,737  $   (9,907)
Costs and expenses.............................................................     52,891     236,839     (10,193)
                                                                                 ---------  ----------  ----------
    Net adjustment.............................................................  $   2,235  $    8,898  $      286
                                                                                 ---------  ----------  ----------
                                                                                 ---------  ----------  ----------

                          U.S. OFFICE PRODUCTS COMPANY

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 5--BUSINESS COMBINATIONS (CONTINUED)
    The following presents the separate results, in each of the periods presented, of U.S. Office Products (excluding the results of Pooled Companies prior to the dates on which they were acquired), and the Pooled Companies up to the dates on which they were acquired:

                                                                          U.S. OFFICE      POOLED
                                                                            PRODUCTS     COMPANIES      COMBINED
                                                                          ------------  ------------  ------------
FOR THE YEAR ENDED APRIL 30, 1995:
  Revenues..............................................................  $    120,479  $    538,015  $    658,494
  Income from continuing operations before extraordinary items..........  $      1,514  $     13,978  $     15,492

FOR THE YEAR ENDED APRIL 30, 1996:
  Revenues..............................................................  $    488,670  $    572,858  $  1,061,528
  Income from continuing operations before extraordinary items..........  $      7,828  $     11,271  $     19,099

FOR THE YEAR ENDED APRIL 26, 1997:
  Revenues..............................................................  $  1,906,496  $    209,458  $  2,115,954
  Income from continuing operations before extraordinary items..........  $     27,978  $      3,960  $     31,938

FOR THE NINE MONTHS ENDED JANUARY 25, 1997 (UNAUDITED):
  Revenues..............................................................  $  1,300,421  $    197,899  $  1,498,320
  Income from continuing operations before extraordinary items..........  $     19,677  $      5,716  $     25,393

FOR THE NINE MONTHS ENDED JANUARY 24, 1998 (UNAUDITED):
  Revenues..............................................................  $  1,930,113  $             $  1,930,113
  Income from continuing operations before extraordinary items..........  $     37,236  $             $     37,236

PURCHASE METHOD

    In fiscal 1995, in addition to the acquisitions of the Combined Companies, the Company made six acquisitions, including five related to continuing operations, accounted for under the purchase method for an aggregate purchase price of $29,849, consisting of $18,099 of cash, $3,000 of notes payable and 1,312,500 shares of common stock with a market value of $8,750. The total assets related to these six acquisitions were $72,192, including goodwill of $21,079. The results of these acquisitions have been included in the Company's results form their respective dates of acquisition.

    In fiscal 1996, the Company made 34 acquisitions, including 31 related to continuing operations, accounted for under the purchase method for an aggregate purchase price of $206,937, consisting of $130,178 of cash, $8,141 of debt and 11,120,163 shares of common stock with a market value of $68,618. The total assets related to these 34 acquisitions were $414,113, including goodwill of $127,870. The results of these acquisitions have been included in the Company's results from their respective dates of acquisition.

    In fiscal 1997, the Company made 77 acquisitions, including 71 related to continuing operations, accounted for under the purchase method for an aggregate purchase price of $520,891 consisting of $354,811 of cash, and 8,685,450 shares of common stock with a market value of $166,080. The total assets related to these 77 acquisitions were $861,647, including goodwill of $506,386. The results of these acquisitions have been included in the Company's results from their respective dates of acquisition.

                          U.S. OFFICE PRODUCTS COMPANY

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 5--BUSINESS COMBINATIONS (CONTINUED)
    The following presents the unaudited pro forma results of operations of the Company for the fiscal years ended April 30, 1996 and April 26, 1997 and includes the Company's consolidated financial statements, which give retroactive effect to the acquisitions of the Pooled Companies for all periods presented, and the results of the Purchased Companies as if all such purchase acquisitions had been made at the beginning of fiscal 1996. The results presented below include certain pro forma adjustments to reflect the amortization of intangible assets, adjustments in executive compensation and the inclusion of a federal income tax provision on all earnings:

                                                                              FOR THE FISCAL YEAR ENDED
                                                                              --------------------------
                                                                               APRIL 30,     APRIL 26,
                                                                                  1996          1997
                                                                              ------------  ------------
Revenues....................................................................  $  2,413,720  $  2,496,519
Income from continuing operations before extraordinary items................        35,361        48,825
Income per share from continuing operations before extraordinary items......          0.30          0.42

    The unaudited pro forma results of operations are prepared for comparative purposes only and do not necessarily reflect the results that would have occurred had the acquisitions occurred at the beginning of fiscal 1996 or the results which may occur in the future.

EQUITY INVESTMENT IN AFFILIATE

    In November 1996, the Company acquired a 49% equity interest in Dudley Stationery Limited ("Dudley"), which is being accounted for under the equity method. Under the terms of the agreement, the Company agreed to invest approximately $80 million for working capital into Dudley over a two-year period. The Company has currently invested approximately $41.3 million of the total $80 million in Dudley.

NOTE 6--ACCRUED ACQUISITION COSTS

    In conjunction with the acquisitions of the fiscal 1997 Purchased Companies, the Company accrued the direct external costs incurred in conjunction with the consummation of the acquisitions and the costs to consolidate acquired operations into existing Company facilities, including the external costs associated with closing redundant facilities of acquired companies, and severance and relocation costs related to the acquired companies' employees.

    As of the consummation date of the acquisition, the Company begins to assess and formulate a plan to exit activities of the acquired companies. Typically, this involves evaluating the facilities of the Company and the acquired companies in the specific geographic areas, determining which of the acquired facilities will be exited and identifying employee groups that will be terminated or relocated. In most cases, the facilities are closed and the employees terminated within one year of the completion of the plan.

                          U.S. OFFICE PRODUCTS COMPANY

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 6--ACCRUED ACQUISITION COSTS (CONTINUED)
    The following table sets forth the Company's accrued acquisition costs for the periods ended April 30, 1996, April 26, 1997 and January 24, 1998:

                                                             EMPLOYEE     DISPOSAL OF
                                               REDUNDANT    SEVERANCE &    ASSETS &
                                              FACILITIES    RELOCATION       OTHER       TOTAL
                                              -----------  -------------  -----------  ---------
Balance at April 30, 1996...................   $             $             $           $
  Additions.................................       1,593         2,484         6,712      10,789
                                              -----------       ------    -----------  ---------
Balance at April 26, 1997...................       1,593         2,484         6,712      10,789
Unaudited data:

  Additions.................................                     1,442         3,244       4,686
  Utilizations..............................        (256)         (141)       (5,400)     (5,797)
                                              -----------       ------    -----------  ---------
Balance at January 24, 1998.................   $   1,337     $   3,785     $   4,556   $   9,678
                                              -----------       ------    -----------  ---------
                                              -----------       ------    -----------  ---------

NOTE 7--RESTRUCTURING COSTS

    The Company records the costs of consolidating existing Company facilities into acquired operations, including the external costs and liabilities to close redundant Company facilities and severance and relocation costs related to the Company's employees. The following table sets forth the Company's accrued restructuring costs for the periods ended April 30, 1996, April 26, 1997 and January 24, 1998:

                                             FACILITY       SEVERANCE    OTHER ASSET
                                            CLOSURE AND        AND       WRITE- DOWNS
                                           CONSOLIDATION  TERMINATIONS    AND COSTS     TOTAL
                                           -------------  -------------  -----------  ---------
Balance at April 30 1995:
  Additions..............................                                 $     682   $     682
  Utilizations...........................                                      (682)       (682)
                                                ------          -----    -----------  ---------

Balance at April 30, 1996................
  Additions..............................        1,337            308         2,556       4,201
  Utilizations...........................         (302)          (229)       (2,150)     (2,681)
                                                ------          -----    -----------  ---------

Balance at April 26, 1997................        1,035             79           406       1,520
Unaudited data:
  Utilizations...........................         (937)           (79)         (348)     (1,364)
                                                ------          -----    -----------  ---------

Balance at January 24, 1998..............    $      98      $             $      58   $     156
                                                ------          -----    -----------  ---------
                                                ------          -----    -----------  ---------

                          U.S. OFFICE PRODUCTS COMPANY

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 8--PROPERTY AND EQUIPMENT

    Property and equipment consists of the following:

                                                                                  APRIL 30,   APRIL 26,
                                                                                    1996         1997
                                                                                 -----------  ----------
Land...........................................................................  $     4,878  $   31,934
Buildings......................................................................       32,140      44,814
Furniture and fixtures.........................................................       42,340     121,701
Warehouse equipment............................................................       23,290      24,726
Equipment under capital leases.................................................        7,308       8,602
Leasehold improvements.........................................................        8,653      16,107
                                                                                 -----------  ----------
                                                                                     118,609     247,884
Less: Accumulated depreciation.................................................      (41,080)    (65,251)
                                                                                 -----------  ----------
Net property and equipment.....................................................  $    77,529  $  182,633
                                                                                 -----------  ----------
                                                                                 -----------  ----------

    Depreciation expense for fiscal years 1995, 1996 and 1997 was $4,906, $7,926 and $20,699, respectively.

NOTE 9--INTANGIBLE ASSETS

Intangible assets consist of the following:

                                                                   APRIL 30,   APRIL 26,   JANUARY 24,
                                                                      1996        1997         1998
                                                                   ----------  ----------  ------------
                                                                                           (UNAUDITED)
Goodwill.........................................................  $  136,338  $  625,074   $  928,365
Other............................................................       2,549       3,063        3,915
                                                                   ----------  ----------  ------------
                                                                      138,887     628,137      932,280
Less: Accumulated amortization...................................      (3,747)    (16,663)     (28,558)
                                                                   ----------  ----------  ------------
                                                                   $  135,140  $  611,474   $  903,722
                                                                   ----------  ----------  ------------
                                                                   ----------  ----------  ------------

    Amortization expense for fiscal years 1995, 1996, 1997 and the nine months ended January 24, 1998 was $801, $2,711, $12,416 and $13,830, respectively.

                          U.S. OFFICE PRODUCTS COMPANY

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 10--CREDIT FACILITIES

SHORT-TERM DEBT

    Short-term debt consists of the following:

                                                                                            APRIL 30,   APRIL 26,
                                                                                               1996        1997
                                                                                            ----------  ----------
        Credit facilities with banks, average interest rates of 7.6% at April 26, 1997 and
          7.8% at April 30, 1996..........................................................  $    1,020  $  140,090
        Annual renewal loans provided by banks and other financial institutions of foreign subsidiary secured by lease receivables of foreign subsidiary.  Interest rates
          ranging from 7.8% to 10.2% at April 30, 1996....................................      67,660
        Bank lines of credit of foreign subsidiary operations secured by assets of those
          operations.  Interest rates ranging from 9.2% to 9.8% at April 30, 1996.........      12,731
        Other.............................................................................       4,749       1,367
        Current maturities of long-term debt..............................................       8,014       2,668
                                                                                            ----------  ----------
              Total short-term debt.......................................................  $   94,174  $  144,125
                                                                                            ----------  ----------
                                                                                            ----------  ----------

    The Company currently has an agreement under which a syndicate of financial institutions, led by Bankers Trust Company, as Agent (the "Bank"), is providing the Company with a $500 million credit facility (the "Credit Facility") bearing interest, at the Company's option, at the Bank's base rate plus an applicable margin of up to 1.25%, or a eurodollar rate plus an applicable margin of up to 2.5%. The availability under the Credit Facility is subject to certain sublimits including $100 million for working capital loans and $400 million for acquisition loans. The Credit Facility is secured by a majority of the assets of the Company and its subsidiaries and contains customary covenants, including financial covenants with respect to the Company's consolidated leverage and interest coverage ratios, capital expenditures, payment of dividends and purchases and sales of assets, and customary default provisions, including provisions related to non-payment of principal and interest, default under other debt agreements and bankruptcy. The Company was in compliance with or obtained waivers relating to these covenants at April 26, 1997. At April 26, 1997, the balance outstanding under the Credit Facility was $140,090 and included five eurodollar contracts, expiring within 30 days, totaling $105,000 at an average interest rate of 7.2%.

                          U.S. OFFICE PRODUCTS COMPANY

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 10--CREDIT FACILITIES (CONTINUED)
LONG-TERM DEBT

    Long-term debt consists of the following:

                                                                                            APRIL 30,   APRIL 26,
                                                                                               1996        1997
                                                                                            ----------  ----------
        Convertible Subordinated Notes due 2003, interest at 5 1/2%, convertible into shares of common stock at any time prior to maturity at a conversion price of
          $31.60 per share, subject to adjustment in certain events.......................              $  230,000
        Convertible Subordinated Notes due 2001, interest at 5 1/2%, convertible into shares of common stock at any time prior to maturity at a conversion price of
          $19.00 per share, subject to adjustment in certain events.......................  $  143,750     143,750
        Notes payable, secured by certain assets of the Company, interest rates ranging
          from 8.0% to 10.0%, maturities from October 1996 through 2003...................      13,384
        Other.............................................................................      22,370       3,610
        Capital lease obligations.........................................................       4,740       5,517
                                                                                            ----------  ----------
                                                                                               184,244     382,877
        Less: Current maturities of long-term debt........................................      (8,014)     (2,668)
                                                                                            ----------  ----------
              Total long-term debt........................................................  $  176,230  $  380,209
                                                                                            ----------  ----------
                                                                                            ----------  ----------

    The 5 1/2% Convertible Subordinated Notes due 2003 (the "2003 Notes") are redeemable, in whole or in part, at the Company's option at specified redemption prices on or after May 22, 1998, but may not be redeemed prior to May 15, 1999 unless the closing price of the common stock is at least 150% of the conversion price for a period of time prior to the notice of redemption. Costs incurred in connection with the issuance of the 2003 Notes are included in other assets and are being amortized over the seven year period of maturity. The fair value of the 2003 Notes at April 26, 1997, based upon quoted market prices, totaled $184,000.

    The 5 1/2% Convertible Subordinated Notes due 2001 (the "2001 Notes") are redeemable, in whole or in part, at the Company's option at specified redemption prices on or after February 3, 1998, but may not be redeemed prior to February 2, 1999 unless the closing price of the common stock is at least 150% of the conversion price for a period of time prior to the notice of redemption. Costs incurred in connection with the issuance of the 2001 Notes are included in other assets and are being amortized over the five year period of maturity. The fair value of the 2001 Notes at April 26, 1997, based upon quoted market prices, totaled $147,344.

                          U.S. OFFICE PRODUCTS COMPANY

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 10--CREDIT FACILITIES (CONTINUED)
MATURITIES OF LONG-TERM DEBT

    Maturities on long-term debt, including capital lease obligations, are as follows:

1998..............................................................  $   2,668
1999..............................................................      2,211
2000..............................................................      1,524
2001..............................................................    144,436
2002..............................................................        219
Thereafter........................................................    231,819
                                                                    ---------
                                                                    $ 382,877
                                                                    ---------
                                                                    ---------

NOTE 11--INCOME TAXES

    Domestic and foreign income from continuing operations before provision for income taxes and extraordinary items consist of the following:

                                                                                      FOR THE FISCAL YEAR ENDED
                                                                                   -------------------------------
                                                                                   APRIL 30,  APRIL 30,  APRIL 26,
                                                                                     1995       1996       1997
                                                                                   ---------  ---------  ---------
Domestic.........................................................................  $  16,099  $  22,139  $  38,024
Foreign..........................................................................      2,193      2,992     21,853
                                                                                   ---------  ---------  ---------
      Total......................................................................  $  18,292  $  25,131  $  59,877
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------

    The provision for income taxes consists of:

                                                                                      FOR THE FISCAL YEAR ENDED
                                                                                   -------------------------------
                                                                                   APRIL 30,  APRIL 30,  APRIL 26,
                                                                                     1995       1996       1997
                                                                                   ---------  ---------  ---------
Income taxes currently payable:
    Federal......................................................................  $   2,126  $   4,632  $  18,776
    State........................................................................        232        351      1,987
    Foreign......................................................................        809      1,245      8,211
                                                                                   ---------  ---------  ---------
                                                                                       3,167      6,228     28,974
                                                                                   ---------  ---------  ---------
Deferred income tax expense (benefit)............................................       (367)      (196)    (1,035)
                                                                                   ---------  ---------  ---------
      Total provision for income taxes...........................................  $   2,800  $   6,032  $  27,939
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------

                          U.S. OFFICE PRODUCTS COMPANY

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 11--INCOME TAXES (CONTINUED)
    Deferred taxes are comprised of the following:

                                                                                               APRIL 30,  APRIL 26,
                                                                                                 1996       1997
                                                                                               ---------  ---------
Current deferred tax assets:
  Inventory..................................................................................  $   1,386  $     708
  Allowance for doubtful accounts............................................................      1,325      1,253
  Accrued liabilities........................................................................      2,971      6,091
                                                                                               ---------  ---------
      Total current deferred tax assets......................................................      5,682      8,052
                                                                                               ---------  ---------

Long-term deferred tax liabilities:
  Property and equipment.....................................................................     (4,457)    (2,357)
  Intangible assets..........................................................................     (1,063)      (961)
  Internal Revenue Service tax assessment....................................................     (3,383)    (3,383)
  Other......................................................................................      2,717      4,243
                                                                                               ---------  ---------
    Total long-term deferred tax liabilities.................................................     (6,186)    (2,458)
                                                                                               ---------  ---------
    Net deferred tax asset (liability).......................................................  $    (504) $   5,594
                                                                                               ---------  ---------
                                                                                               ---------  ---------

    The Internal Revenue Service ("IRS") tax assessment relates to the deferral of a gain on the sale of land and a building by a subsidiary of the Company. The IRS has determined that a portion of the gain recorded by the subsidiary does not qualify for deferral and has assessed the Company additional taxes. The subsidiary has recorded a deferred tax liability, including interest, as a result of the assessment. The Company has filed an appeal with the IRS relating to the above assessment; however, the IRS has not yet responded to the appeal.

    The Company's effective income tax rate varied from the U.S. federal statutory tax rate as follows:

                                                                                           FOR THE FISCAL YEAR ENDED
                                                                                     -------------------------------------
                                                                                      APRIL 30,    APRIL 30,    APRIL 26,
                                                                                        1995         1996         1997
                                                                                     -----------  -----------  -----------
U.S. federal statutory rate........................................................         35.0%        35.0%        35.0%
State income taxes, net of federal income tax benefit..............................          1.3          1.4          3.3
Subchapter S corporation income not subject to
  corporate level taxation.........................................................        (27.2)       (26.1)        (3.3)
Foreign earnings not subject to U.S. taxes.........................................         (4.2)        (4.1)       (12.8)
Nondeductible goodwill.............................................................          2.7          3.7          4.9
Nondeductible acquisition costs....................................................                       8.4          4.7
Foreign taxes......................................................................          4.4          4.9         13.7
Other..............................................................................          3.3          0.8          1.2
                                                                                     -----------  -----------  -----------
Effective income tax rate..........................................................         15.3%        24.0%        46.7%
                                                                                     -----------  -----------  -----------
                                                                                     -----------  -----------  -----------

    Certain Pooled Companies were organized as subchapter S corporations prior to the closing of their acquisitions by the Company and, as a result, the federal tax on their income was the responsibility of their individual stockholders. Accordingly, the specific Pooled Companies provided no federal income tax expense prior to these acquisitions by the Company.

                          U.S. OFFICE PRODUCTS COMPANY

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 11--INCOME TAXES (CONTINUED)
    The following unaudited pro forma income tax information is presented in accordance with SFAS 109 as if the specific Pooled Companies had been subject to federal income taxes for the entire periods presented.

                                                                                                  FOR THE FISCAL
                                                                                                    YEAR ENDED
                                                                                                 -----------------
                                                                                                     APRIL 26,
                                                                                                       1997
                                                                                                 -----------------
Income from continuing operations before extraordinary items per consolidated statement of
  income.......................................................................................      $  31,938
Pro forma income tax provision adjustment......................................................          1,976
                                                                                                       -------
Pro forma income from continuing operations before extraordinary items.........................      $  29,962
                                                                                                       -------
                                                                                                       -------

NOTE 12--LEASE COMMITMENTS

    The Company leases various types of retail, warehouse and office facilities and equipment, furniture and fixtures under noncancelable lease agreements which expire at various dates. Future minimum lease payments under noncancelable capital and operating leases are as follows:

                                                                          CAPITAL   OPERATING
                                                                          LEASES      LEASES
                                                                         ---------  ----------
1998...................................................................  $     953  $   46,645
1999...................................................................      1,662      38,434
2000...................................................................      1,055      30,700
2001...................................................................        697      20,514
2002...................................................................        470      15,458
Thereafter.............................................................      3,433      53,778
                                                                         ---------  ----------
Total minimum lease payments...........................................      8,270  $  205,529
                                                                                    ----------
                                                                                    ----------
Less: Amounts representing interest....................................     (2,753)
                                                                         ---------
Present value of net minimum lease payments............................  $   5,517
                                                                         ---------
                                                                         ---------

    Rent expense for all operating leases for fiscal 1995, 1996 and 1997 was $12,587, $19,023 and $40,183, respectively.

NOTE 13--COMMITMENTS AND CONTINGENCIES

LITIGATION

    The Company is, from time to time, a party to litigation arising in the normal course of its business. Management believes that none of this litigation will have a material adverse effect on the financial position, results of operations or cash flows of the Company.

                          U.S. OFFICE PRODUCTS COMPANY

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

POSTEMPLOYMENT BENEFITS

    The Company has entered into employment agreements with several employees that would result in payments to these employees upon a change of control or certain other events. No amounts have been accrued at April 30, 1996 or April 26, 1997 related to these agreements.

NOTE 14--EMPLOYEE BENEFIT PLANS

    Effective September 1, 1996, the Company implemented the U.S. Office Products 401(k) Retirement Plan (the "401(k) Plan") which allows employee contributions in accordance with Section 401(k) of the Internal Revenue
Code. The Company matches a portion of employee contributions and all full-time employees are eligible to participate in the 401(k) Plan after one year of service. In fiscal 1997, the Company's matching contribution expense was $1,195.

    Certain subsidiaries of the Company have, or had prior to implementation of the 401(k) Plan, qualified defined contribution benefit plans, which allow for voluntary pre-tax contributions by the employees. The subsidiaries paid all general and administrative expenses of the plans and in some cases made matching contributions on behalf of the employees. For fiscal 1995, 1996 and 1997, the subsidiaries incurred expenses totaling $2,023, $2,138 and $1,398, respectively, related to these plans.

NOTE 15--STOCKHOLDERS' EQUITY

EARNINGS PER SHARE

    In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, "Earnings Per Share." SFAS No. 128 establishes standards for computing and presenting earnings per share ("EPS"). SFAS No. 128 requires the dual presentation of basic and diluted EPS on the face of the statement of income. Basic EPS excludes dilution and is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. The Company has adopted SFAS No. 128 during the nine months ended January 24, 1998 and has restated all prior period EPS data. The following information presents the

                          U.S. OFFICE PRODUCTS COMPANY

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 15--STOCKHOLDERS' EQUITY (CONTINUED)
Company's computations of basic and diluted EPS from continuing operations before extraordinary items for the periods presented in the consolidated statement of income.

                                                                              INCOME        SHARES        PER SHARE
                                                                           (NUMERATOR)   (DENOMINATOR)     AMOUNT
                                                                           ------------  -------------  -------------
FISCAL 1995:
  Basic EPS..............................................................   $   15,492        45,562      $     .34
                                                                                                                ---
                                                                                                                ---
  Effect of dilutive employee stock options..............................                        142
                                                                           ------------  -------------
  Diluted EPS............................................................   $   15,492        45,704      $     .34
                                                                           ------------  -------------          ---
                                                                           ------------  -------------          ---
FISCAL 1996:
  Basic EPS..............................................................   $   19,099        67,545      $     .28
                                                                                                                ---
                                                                                                                ---
  Effect of dilutive employee stock options..............................                        829
                                                                           ------------  -------------
  Diluted EPS............................................................   $   19,099        68,374      $     .28
                                                                           ------------  -------------          ---
                                                                           ------------  -------------          ---
FISCAL 1997:
  Basic EPS..............................................................   $   31,938        90,026      $     .35
                                                                                                                ---
                                                                                                                ---
  Effect of dilutive employee stock options..............................                      1,735
                                                                           ------------  -------------
  Diluted EPS............................................................   $   31,938        91,761      $     .35
                                                                           ------------  -------------          ---
                                                                           ------------  -------------          ---
NINE MONTHS ENDED JANUARY 25, 1997 (UNAUDITED):
  Basic EPS..............................................................   $   25,393        85,978      $     .30
                                                                                                                ---
                                                                                                                ---
  Effect of dilutive employee stock options..............................                      1,846
                                                                           ------------  -------------
  Diluted EPS............................................................   $   25,393        87,824      $     .29
                                                                           ------------  -------------          ---
                                                                           ------------  -------------          ---
NINE MONTHS ENDED JANUARY 24, 1998 (UNAUDITED):
  Basic EPS..............................................................   $   37,236       114,758      $     .32
                                                                                                                ---
                                                                                                                ---
  Effect of dilutive employee stock options..............................                      2,427
                                                                           ------------  -------------
  Diluted EPS............................................................   $   37,236       117,185      $     .32
                                                                           ------------  -------------          ---
                                                                           ------------  -------------          ---

    The Company had additional employee stock options and two series of convertible debt securities outstanding during the periods presented that were not included in the computation of diluted EPS because they were anti-dilutive.

COMMON STOCK

    In November 1994, the Board of Directors of the Company approved a one thousand-for-one split of the Company's common stock and changed the par value of common stock from $1 per share to $.001 per share. The consolidated financial statements have been adjusted to reflect the stock split. In February 1996, the Company's stockholders approved the amendment to the Company's Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 25,000,000 to 100,000,000 shares. In August 1996, the Company's stockholders approved the amendment to the

                          U.S. OFFICE PRODUCTS COMPANY

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 15--STOCKHOLDERS' EQUITY (CONTINUED)
Company's Restated Certified of Incorporation to increase the number of authorized shares of common stock from 100,000,000 to 500,000,000.

    In October 1997, the Board of Directors of the Company approved a three for two split of the Company's common stock. The financial statements give retroactive effect for the split for all periods presented.

STOCK COMPENSATION PLANS

    In October 1994, the Board of Directors and the Company's stockholders approved the Company's 1994 Long-Term Compensation Plan (the "Plan"). The purpose of the Plan is to provide officers, key employees and consultants with additional incentives by increasing their ownership interests in the Company. The maximum number of options to purchase common stock granted in any calendar or fiscal year under the Plan, as amended, is equal to 20% of the aggregate number of shares of the Company's common stock outstanding at the time an award is granted, less, in each case, the number of shares subject to previously outstanding awards under the Plan.

    In August 1996, the Board of Directors and the Company's stockholders approved the Company's 1996 Non-Employee Directors' Stock Plan (the "Directors' Plan"). The purpose of the Directors' Plan is to promote ownership by non-employee directors of a greater proprietary interest in the Company, thereby aligning such directors' interests more closely with the interests of stockholders of the Company. A total of 750,000 shares of common stock has been reserved for issuance under the Directors' Plan. At April 26, 1997, options to acquire 108,000 shares of common stock have been granted under the Directors' Plan.

    The Company applies APB Opinion No. 25 in accounting for its stock option plans. Accordingly, because the exercise prices of the options have equaled the market price on the date of grant, no compensation expense has been recognized for stock options granted. Had compensation cost for the Company's stock options been recognized based upon the fair value of the stock options on the grant date under the methodology prescribed by SFAS 123, the Company's net income and net income per share would have been impacted as indicated in the following table. The pro forma results shown below reflect only the impact of options granted in fiscal 1996 and 1997.

                                                                    FOR THE FISCAL YEAR
                                                                           ENDED
                                                                    --------------------
                                                                    APRIL 30,  APRIL 26,
                                                                      1996       1997
                                                                    ---------  ---------
Income from continuing operations:
  As reported.....................................................  $  18,398  $  30,488
  Pro forma.......................................................     16,339     17,842

Income from continuing operations per share:
  As reported:
    Basic.........................................................  $    0.27  $    0.33
    Diluted.......................................................       0.27       0.33
  Pro forma:
    Basic.........................................................  $    0.24  $    0.20
    Diluted.......................................................       0.24       0.19

                          U.S. OFFICE PRODUCTS COMPANY

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 15--STOCKHOLDERS' EQUITY (CONTINUED)
    The fair value of options granted (which is amortized to expense over the option vesting period in determining the pro forma impact) is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

                                                                             1996       1997
                                                                           ---------  ---------
Expected life of option..................................................    7 years    7 years
Risk free interest rate..................................................      6.58%      6.66%
Expected volatility of USOP stock........................................      58.5%      44.0%

    The weighted-average fair value of options granted was $12.44 and $17.06 for fiscal 1996 and 1997, respectively.

    A summary of option transactions follows:

                                                     WEIGHTED-                    WEIGHTED-
                                                      AVERAGE                      AVERAGE
                                                     EXERCISE       OPTIONS       EXERCISE
                                       OPTIONS         PRICE      EXERCISABLE       PRICE
                                     ------------  -------------  ------------  -------------
Balance at April 30, 1994..........       125,498    $    0.45         125,498    $    0.45
  Granted..........................       944,250         5.95
  Canceled.........................       (10,500)        6.67
                                     ------------

Balance at April 30, 1995..........     1,059,248         5.29         177,998         1.89
  Granted..........................     4,146,886        12.55
  Exercised........................       (95,025)        6.25
  Canceled.........................       (24,300)        8.47
                                     ------------

Balance at April 30, 1996..........     5,086,809        11.18         324,798         3.77
  Granted..........................     6,729,165        20.41
  Exercised........................      (197,744)        8.39
  Canceled.........................       (73,444)       12.65
                                     ------------
Balance at April 26, 1997..........    11,544,786    $   16.60       1,598,228    $   10.10
                                     ------------
                                     ------------

    The following table summarizes information about stock options outstanding at April 26, 1997:

                                                WEIGHTED-
                                                 AVERAGE     WEIGHTED-                WEIGHTED-
                                                REMAINING     AVERAGE                  AVERAGE
                                               CONTRACTUAL   EXERCISE     OPTIONS     EXERCISE
RANGE OF EXERCISE PRICES           OPTIONS        LIFE         PRICE     EXERCISABLE    PRICE
-------------------------------  ------------  -----------  -----------  ----------  -----------
$0.45 to $6.67.................       884,498   7.2 years    $    5.09      476,630   $    4.32
$6.68 to $13.33................     2,660,398   7.9 years         9.33      702,303        9.70
$13.34 to $20.00...............     4,234,986   9.3 years        17.55      313,866       16.25
$20.01 to $26.67...............     3,737,004   9.3 years        23.27      105,429       20.65
$26.68 to $29.92...............        27,900   9.1 years        28.13
                                 ------------                            ----------
$0.45 to $29.92................    11,544,786   8.7 years    $   16.60    1,598,228   $   10.10
                                 ------------                            ----------
                                 ------------                            ----------

                          U.S. OFFICE PRODUCTS COMPANY

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 15--STOCKHOLDERS' EQUITY (CONTINUED)
    The options outstanding information includes 125,498, 58,802 and 343,488 options to acquire common stock at exercise prices of $.45, $10.59 and $10.70, respectively, which were granted at certain Pooled Companies prior to their respective acquisitions by the Company.

    Non-qualified options granted to employees are generally exercisable beginning one year from the date of grant in cumulative yearly amounts of 25% of the shares under option and generally expire ten years from the date of grant.

NOTE 16--SEGMENT REPORTING

GEOGRAPHIC SEGMENTS

    The following table sets forth information as to the Company's operations in its different geographic segments:

                                                                    NEW ZEALAND
                                                         NORTH          AND
                                                        AMERICA      AUSTRALIA       TOTAL
                                                      ------------  ------------  ------------
FISCAL 1995:
  Revenues..........................................  $    629,920   $   28,574   $    658,494
  Operating income..................................        18,133        1,429         19,562
  Identifiable assets of continuing operations at
    year-end........................................       220,878        5,512        226,390

FISCAL 1996:
  Revenues..........................................  $    984,387   $   77,141   $  1,061,528
  Operating income..................................        25,540        3,533         29,073
  Identifiable assets of continuing operations at
    year-end........................................       584,170      188,134        772,304

FISCAL 1997:
  Revenues..........................................  $  1,415,161   $  700,793   $  2,115,954
  Operating income..................................        56,126       28,708         84,834
  Identifiable assets of continuing operations at
    year-end........................................       894,506      753,254      1,647,760

NOTE 17--QUARTERLY FINANCIAL DATA (UNAUDITED)

    The following presents certain unaudited quarterly financial data. The amounts differ from the amounts previously reported during fiscal 1996 and 1997 in the Company's Quarterly Reports on Form 10-Q as a result of the restatement of the financial statements to give retroactive effect to the results of the companies acquired during fiscal 1996 and 1997 in business combinations accounted for under the pooling-

                          U.S. OFFICE PRODUCTS COMPANY

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 17--QUARTERLY FINANCIAL DATA (UNAUDITED) (CONTINUED) of-interests method and as a result of the reporting of the results of Spin-Off Companies as discontinued operations.

                                                                       FISCAL 1996 QUARTERS
                                                  ---------------------------------------------------------------
                                                     FIRST       SECOND        THIRD       FOURTH       TOTAL
                                                  -----------  -----------  -----------  ----------  ------------
Revenues........................................   $ 205,940    $ 246,956    $ 268,645   $  339,987  $  1,061,528
Gross profit....................................      50,976       60,487       66,742       93,887       272,092
Operating income................................       1,484        6,666        8,115       12,808        29,073
Income from continuing operations before
  extraordinary items...........................       1,460        4,629        5,789        7,221        19,099
Income (loss) from discontinued operations......       3,387        5,550        7,727         (886)       15,778
Net income......................................       4,847       10,179       13,516        5,634        34,176

Per share amounts:
  Basic:
    Income from continuing operations before
      extraordinary items.......................        0.02         0.07         0.09         0.09          0.28
    Income (loss) from discontinued
      operations................................        0.06         0.08         0.11        (0.01)         0.24
    Net income..................................        0.08         0.15         0.20         0.07          0.51
  Diluted:
    Income from continuing operations before
      extraordinary items.......................        0.02         0.07         0.09         0.09          0.28
    Income (loss) from discontinued
      operations................................        0.06         0.08         0.11        (0.01)         0.23
    Net income..................................        0.08         0.15         0.20         0.07          0.50

                          U.S. OFFICE PRODUCTS COMPANY

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 17--QUARTERLY FINANCIAL DATA (UNAUDITED) (CONTINUED)

                                                                       FISCAL 1997 QUARTERS
                                                  ---------------------------------------------------------------
                                                     FIRST       SECOND        THIRD       FOURTH       TOTAL
                                                  -----------  -----------  -----------  ----------  ------------
Revenues........................................   $ 364,195    $ 537,334    $ 596,791   $  617,634  $  2,115,954
Gross profit....................................      98,299      153,284      169,329      176,755       597,667
Operating income................................      12,909       22,473       25,668       23,784        84,834
Income from continuing operations before
  extraordinary items...........................       6,855        9,771        8,767        6,545        31,938
Income from discontinued operations.............       9,475        8,933        2,003        6,389        26,800
Net income......................................      16,330       18,092       10,770       12,096        57,288

Per share amounts:
  Basic:
    Income from continuing operations before
      extraordinary items.......................        0.08         0.11         0.10         0.06          0.35
    Income from discontinued operations.........        0.12         0.10         0.02         0.06          0.31
    Net income..................................        0.20         0.21         0.12         0.12          0.64
  Diluted:
    Income from continuing operations before
      extraordinary items.......................        0.08         0.11         0.10         0.06          0.35
    Income from discontinued operations.........        0.12         0.10         0.02         0.06          0.29
    Net income..................................        0.20         0.20         0.12         0.12          0.62
Pro forma income from continuing operations
  before extraordinary items (see Note 11)......       6,431        9,166        8,225        6,140        29,962
Pro forma basic income per share from continuing
  operations before extraordinary item..........        0.08         0.11         0.09         0.06          0.33
Pro forma diluted income per share from
  continuing operations before extraordinary
  item..........................................        0.08         0.10         0.09         0.06          0.33

NOTE 18--SUBSEQUENT EVENTS (UNAUDITED)

    In January 1998, U.S. Office Products announced its intention to complete the Strategic Restructuring Plan described in Note 4. In addition, subsequent to April 26, 1997 and through March 9, 1998, the Company has completed 42 business combinations related to continuing operations for an aggregate purchase price of $502.3 million, consisting of approximately $79.8 million of cash and 20.4 million shares of the Company's common stock with an aggregate market value on the dates of acquisition of approximately $422.5 million. In addition, on December 22, 1997, U.S. Office Products made an additional equity investment of $40.8 million in Dudley Stationery Limited, its 49% owned independent office products dealer in the United Kingdom, to fund additional acquisitions at Dudley.

    The following presents the unaudited pro forma results of operations of the Company for fiscal 1997 as if the Strategic Restructuring Plan and the acquisitions described above had been consummated as of

                          U.S. OFFICE PRODUCTS COMPANY

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 18--SUBSEQUENT EVENTS (UNAUDITED) (CONTINUED) the beginning of fiscal 1997. The results presented below include certain pro forma adjustments to reflect (i) substantially higher amortization expenses as compared to prior periods (as a result of reclassifying 12 business combinations as purchase acquisitions (including the Company's acquisition of Mail Boxes Etc.), rather than under the pooling-of-interests method, as the Company had expected when it completed those acquisitions); (ii) substantially higher interest expense, as a result of increased borrowing that the Company expects to incur to help finance the cost of the Tender Offer; and (iii) higher effective income tax rates, due to increased non-deductible goodwill expense and the Company's inability to acquire subchapter S corporations in pooling-of-interests transactions:

                                                           FISCAL YEAR
                                                              ENDED        NINE MONTHS ENDED
                                                          APRIL 26, 1997    JANUARY 24, 1998
                                                         ----------------  ------------------
Revenues...............................................    $  2,794,009       $  2,070,655
Income from continuing operations before extraordinary
  items................................................           11,943            11,644
Basic income per share from continuing operations
  before extraordinary items...........................             0.09               0.09
Diluted income per share from continuing operations
  before extraordinary items...........................             0.09               0.09

    The unaudited pro forma results of operations are prepared for comparative purposes only and do not necessarily reflect the results that would have occurred had the acquisitions occurred at the beginning of fiscal 1997 or the results which may occur in the future.

ITEM 7--FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

(c) Exhibits

       23.1    Consent of Price Waterhouse LLP

       23.2    Consent of Ernst & Young LLP

       23.3    Consent of Hertz, Herson & Co. LLP

       23.4    Consent of KPMG Peat Marwick LLP

       23.5    Consent of KPMG Peat Marwick LLP

       23.6    Consent of BDO Seidman LLP

       23.7    Consent of Rubin, Koehmstedt & Nadler, PLC

       23.8    Consent of Deloitte & Touche LLP

                                   SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                U.S. OFFICE PRODUCTS COMPANY

                                By:  /s/ DONALD H. PLATT
                                     -----------------------------------------
                                     Donald H. Platt
Dated: March 12, 1998                CHIEF FINANCIAL OFFICER

                                 EXHIBIT INDEX

EXHIBIT                                                   DESCRIPTION
--------   ---------------------------------------------------------------------------------------------------------

  23.1     Consent of Price Waterhouse LLP

  23.2     Consent of Ernst & Young LLP

  23.3     Consent of Hertz, Herson & Co. LLP

  23.4     Consent of KPMG Peat Marwick LLP

  23.5     Consent of KPMG Peat Marwick LLP

  23.6     Consent of BDO Seidman LLP

  23.7     Consent of Rubin, Koehmstedt & Nadler, PLC

  23.8     Consent of Deloitte & Touche LLP